The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities, nor a solicitation of an offer to buy these securities, in any jurisdiction where the offering is not permitted.

Filed Pursuant to Rule 424(B)(3)
Registration Statement No. 333-141305
SUBJECT TO COMPLETION, DATED MARCH 15, 2007

Prospectus Supplement
(To Prospectus dated March 14, 2007)
$200,000,000

Alpharma Inc.

     % Convertible Senior Notes due 2027

Alpharma Inc. is offering $200,000,000 aggregate principal amount of  % Convertible Senior Notes due 2027. The notes will be our general unsecured obligations and will rank equally in right of payment with all of our other existing and future obligations that are unsecured and unsubordinated. The notes will be effectively subordinated to all of our existing and future secured debt and to the indebtedness and other liabilities of our subsidiaries.

The notes will bear interest at a rate of  % per annum. We will pay interest on the notes on March 15 and September 15 of each year, beginning on September 15, 2007. The notes will mature on March 15, 2027. Beginning with the period commencing on March 20, 2014 and ending on September 14, 2014, and during any six-month interest period thereafter, we also will pay contingent interest during the applicable interest period if the average contingent interest trading price of the notes for the five trading day period ending on the third trading day immediately preceding the first day of the applicable interest period equals 130% or more of the principal amount of the notes. The contingent interest payable per note within any applicable interest period will equal an annual rate of 0.25% of the average contingent interest trading price of the note during the five trading day measurement period.

Each $1,000 principal amount of the notes will be convertible at your option into           shares of our Class A Common Stock, par value $0.20 per share, which we will settle as described in the next paragraph, subject to adjustment as described in this prospectus supplement, in the following circumstances:

•	during any fiscal quarter commencing after June 30, 2007, if the closing price of our Class A Common Stock on at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is equal to or more than 130% of the conversion price on such last trading day;

•	if we have called notes for redemption, until the close of business one business day prior to the redemption date for such notes;

•	upon the occurrence of specified corporate transactions described under “Description of the Notes — Conversion Rights — Conversion Upon Specified Corporate Transactions;”

•	during the ten trading day period following any five consecutive trading day period in which the trading price of the notes is less than 95% of the closing price of our Class A Common Stock multiplied by the then-applicable conversion rate on each day in the five consecutive trading day period; or

•	at any time following March 15, 2026.

Upon conversion, for each $1,000 principal amount of notes, a holder will receive a settlement amount equal to the sum of the daily settlement amounts for each of the 20 consecutive trading days in the conversion reference period. The settlement amount will be paid in cash or a combination of cash and Class A Common Stock. See “Description of Notes — Conversion Rights — Settlement Upon Conversion” in this prospectus supplement. If you elect to convert your notes in connection with certain corporate transactions that occur on or prior to March 20, 2014, we will deliver additional shares of Class A Common Stock upon conversion, as described in this prospectus supplement.

Our Class A Common Stock is traded on the New York Stock Exchange under the symbol “ALO”. The closing price of our Class A Common Stock on March 14, 2007 was $25.34 per share.

We may not redeem the notes prior to March 20, 2014. We may redeem some or all of the notes for cash on or after March 20, 2014 at 100% of their principal amount plus accrued and unpaid interest (including any contingent interest) and liquidated damages, if any.

You may require us to repurchase the notes on March 15, 2014, 2017 and 2022 for a cash amount equal to 100% of the principal amount of the notes, plus accrued and unpaid interest (including any contingent interest) and liquidated damages, if any.

If we undergo a fundamental change, you may, subject to certain conditions, require us to repurchase the notes for cash equal to 100% of the principal amount of the notes, plus accrued and unpaid interest (including any contingent interest) and liquidated damages, if any.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement.

	Per Note		Total

Public Offering Price (1)		%	$

Underwriting discounts		%	$

Offering proceeds to Alpharma before expenses		%	$

(1)	Plus accrued interest, if any, from , 2007 if settlement occurs after that date.

We have granted the underwriter an option to purchase an additional $30,000,000 aggregate principal amount of notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the notes to investors on or about          , 2007 only in book-entry form through the facilities of The Depositary Trust Company.
Banc of America Securities LLC

          , 2007

You should rely only on the information contained in this prospectus supplement and the related prospectus or in the documents incorporated by reference herein, or in any other offering material provided by us or the underwriter. We have not authorized anyone to provide you with information that is different. This prospectus supplement and accompanying prospectus may only be used where it is legal to sell these securities. The information in this prospectus supplement may be accurate only as of its date.

You are not to construe the contents of this prospectus supplement as investment, legal or tax advice. You should consult your own counsel, accountant and other advisors as to legal, tax, business, financial and related aspects of an investment in the notes and any Class A Common Stock issuable upon conversion of the notes. We are not, and the underwriter is not, making any representation to you regarding the legality of an investment in the notes or any Class A Common Stock issuable upon conversion of the notes by you under applicable laws.

In making an investment decision regarding the securities offered by this prospectus supplement, you must rely on your own examination of our company and the terms of the offering, including, without limitation, the merits and risks involved. The offering is being made on the basis of this prospectus supplement and the accompanying prospectus and any other offering material provided by us or the underwriter. Any decision to purchase notes in the offering must be based on the information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein, or in any other offering material provided by us or the underwriter. No person is authorized in connection with any offering made by this prospectus supplement and accompanying prospectus to give any information or to make any representation not contained in this prospectus supplement and accompanying prospectus or incorporated by reference herein or therein, or in any other offering material provided by us or the underwriter and, if given or made, any other information or representation must not be relied upon as having been authorized by Alpharma Inc. or the underwriter. The information contained in this prospectus supplement is as of the date hereof and subject to change, completion or amendment without notice. Neither the delivery of this prospectus supplement at any time nor any subsequent commitment to enter into any financing shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus supplement or in our affairs since the date of this prospectus supplement.

The information contained in this prospectus supplement has been furnished by Alpharma Inc. and other sources that Alpharma Inc. believes to be reliable. This prospectus supplement contains summaries, believed to be accurate, of some of the terms of specific documents, but reference is made to the actual documents, copies of which will be made available upon request, for the complete information contained in those documents. All summaries are qualified in their entirety by this reference.

Numerical figures included in this prospectus supplement have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them.

Alpharma Inc. reserves the right to withdraw the offering of the notes at any time, and Alpharma Inc. and the underwriter reserve the right to reject any commitment to subscribe for the notes, in whole or in part, and to allot to you less than the full amount of notes subscribed for by you. Alpharma Inc. is making this offering subject to the terms described in this prospectus supplement and the senior indenture and supplemental indenture thereto relating to the notes.

This prospectus supplement does not constitute an offer to sell the notes, nor a solicitation of an offer to buy the notes, in any jurisdiction where the offering is not permitted.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described below under the headings “Where You Can Find More Information and Incorporation of Certain Documents by Reference.”

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated by reference herein and therein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements are subject to certain risks, uncertainties and assumptions and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially include those described in this prospectus supplement in the section “Risk Factors,” as well as in our annual report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference in this prospectus supplement. We urge you to review carefully the sections “Risk Factors” in this prospectus supplement and in our annual report on Form 10-K for the year ended December 31, 2006 for a more complete discussion of the risks of an investment in the securities.

WHERE YOU CAN FIND MORE INFORMATION
AND INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual, quarterly and current reports, proxy and information statements and other information with the SEC pursuant to the Exchange Act. The SEC maintains an Internet site at http://www.sec.gov that contains those reports, proxy and information statements and other information regarding us. You may also inspect and copy those reports, proxy and information statements and other information at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You may also inspect and copy those reports, proxy and information statements and other information at the offices of the New York Stock Exchange at 20 Broad Street, New York, NY 10005, the exchange on which our Class A Common Stock is listed.

We have filed with the SEC a registration statement on Form S-3, including a prospectus, to register the notes offered hereby and the shares of Class A Common Stock issuable upon the conversion of the notes. This prospectus supplement is a part of the registration statement. As allowed by SEC rules, this prospectus supplement does not contain all of the information that is in the registration statement and the exhibits and schedules to the registration statement. For further information about Alpharma Inc., investors should refer to the registration statement and its exhibits and schedules, including the information incorporated therein by reference and in this prospectus supplement and the accompanying prospectus. The registration statement is available at the SEC website at http://www.sec.gov. A copy of the registration statement may also be inspected, without charge, at the offices of the SEC at the address listed above.

We “incorporate by reference” information into this prospectus supplement, which means that we are disclosing important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information in this prospectus supplement. This prospectus supplement incorporates by reference the documents set forth below that we previously filed with the SEC. These documents contain important information about us and are an important part of this prospectus supplement.

ii

The following documents that we have filed with the SEC (File No. 1-08593) are incorporated by reference into this prospectus supplement:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed on March 1, 2007;

•	Proxy Statement on Schedule 14A filed on April 27, 2006; and

•	Description of our Class A Common Stock contained in our registration statement on Form 8-A filed on June 22, 1995.

We hereby incorporate by reference all documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and until our offering is completed into this prospectus supplement and they will be a part of this prospectus supplement from the date of the filing of the document. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this prospectus supplement conflicts with, negates, modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus supplement, except as modified or superseded.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement has been delivered, upon written or oral request, a copy of the senior indenture and supplemental indenture thereto and any or all of the information incorporated by reference into this prospectus supplement but not delivered herewith, other than the exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this prospectus supplement incorporates. You should direct a request for copies to us as follows:

Alpharma Inc.
One Executive Drive
Fort Lee, New Jersey 07024
Telephone: (201) 947-7774
Attention: Investor Relations

You can access electronic copies of our Annual Reports on Form 10-K, Proxy Statements on Schedule 14A, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and all amendments to those reports and schedules, free of charge, on our website at http://www.alpharma.com. Access to those electronic filings is available as soon as reasonably practicable after they are filed with, or furnished to, the SEC. We make our website content available for information purposes only. It should not be relied upon for investment purposes, nor is it incorporated by reference into this prospectus supplement.

TRADEMARKS

The Following are trademarks and service marks belonging to us, licensed to us, or otherwise used throughout this prospectus supplement: KADIAN® and BMD®.

iii

SUMMARY

The summary highlights selected information contained elsewhere in or incorporated by reference into this prospectus supplement and does not contain all of the information you need to consider in making your investment decision. This summary is qualified in its entirety by the more detailed information and consolidated financial statements and notes thereto contained in or incorporated by reference into this prospectus supplement. You should read carefully this entire prospectus supplement, the accompanying prospectus and such other information and should consider, among other things, the matters set forth in the section entitled “Risk Factors” before deciding to invest in the notes. In this prospectus supplement, unless the context otherwise requires, “Alpharma,” the “Company,” “we,” “us” and “our” refer to Alpharma Inc., including its subsidiaries. Unless otherwise indicated, the information in this prospectus supplement assumes that the underwriter does not exercise its option to purchase additional notes.

Our Company

We are a global specialty pharmaceutical company that develops, manufactures and markets pharmaceutical products for humans and animals. We market one branded pharmaceutical prescription product that is contract-manufactured by a third party, a pain medication sold under the trademark KADIAN, in the U.S. We manufacture and market a line of fermentation-based active pharmaceutical ingredients and one chemically synthesized active pharmaceutical ingredient that are used primarily by third parties in the manufacturing of finished dose products. We manufacture and market animal health products in over 100 formulations and dosage forms. We presently conduct business in more than 80 countries and have approximately 1,400 employees in over 20 countries. For the year ended December 31, 2006, we generated revenues of approximately $653.8 million from our continuing operations. Revenues from discontinued operations totaled $17.1 million in 2006, and related to our former generics pharmaceutical telemarketing distribution business, which was sold on March 31, 2006.

We were originally organized as A.L. Laboratories, Inc., a wholly owned subsidiary of Apothekernes Laboratorium A.S., a Norwegian healthcare company (the predecessor company to A.L. Industrier ASA; formerly our controlling stockholder). In 1994, we acquired the complementary human pharmaceutical and animal health business of our parent company and subsequently changed our name to Alpharma Inc. to operate worldwide as one corporate entity. Our Class A Common Stock is listed on the New York Stock Exchange under the symbol “ALO”. Our headquarters and principal executive offices are located at One Executive Drive, Fort Lee, New Jersey 07024. Our telephone number is (201) 947-7774.

You can obtain more information regarding our business by reading our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and the other reports we file with the Securities and Exchange Commission. See “Where You Can Find More Information and Incorporation by Reference.”

The Offering

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary is not intended to be a complete description of the matters covered in this prospectus supplement and the accompanying prospectus and is subject to, and qualified in its entirety by, reference to the more detailed information and financial statements (including the notes thereto) included or incorporated by reference in this prospectus supplement and the accompanying prospectus. As used in this section, references to “we,” “us” and “our” refer only to Alpharma Inc. and do not include its subsidiaries.

Issuer	Alpharma Inc., a Delaware corporation.

Notes Offered	$200,000,000 aggregate principal amount of % Convertible Senior Notes due 2027 ($230,000,000 aggregate principal amount if the underwriter exercises in full its option to purchase additional notes).

Maturity Date	March 15, 2027.

Ranking	The notes will be our senior, unsecured obligations and will rank:

• equal in right of payment to all of our other existing and future senior unsecured indebtedness;

• senior in right of payment to all of our future subordinated indebtedness; and

• structurally subordinated in right of payment to all of the existing and future obligations (including secured and
        unsecured obligations) of our subsidiaries, and effectively subordinated in right of payment to our secured obligations to the extent of the assets securing such obligations. On
        March 14, 2007, our subsidiaries had no obligations
for borrowed money, and we had no secured indebtedness.

The terms of the senior indenture and supplemental indenture thereto do not limit our ability to incur additional indebtedness, senior or otherwise.

Indenture	We will issue the notes under the senior indenture described in the attached prospectus and a supplemental indenture thereto to be dated as of March , 2007, each between us, as issuer, and U.S. Bank National Association, as trustee. In this prospectus supplement, we refer to that indenture, as supplemented by the supplemental indenture, and as further supplemented or amended from time to time, as the “indenture.”

Interest	The notes will bear interest at an annual rate of %. Interest on the notes will be payable semi-annually in arrears on March 15 and September 15 of each year, beginning September 15, 2007.

Contingent Interest	Beginning with the period commencing on March 20, 2014 and ending on September 14, 2014, and during any six-month interest period thereafter, we will pay contingent interest during the applicable interest period if the average contingent interest trading price of the notes for the five trading day period ending on the third trading day immediately preceding the first day of the applicable interest period equals 130% or more of the principal amount of the notes. The contingent interest payable per note within any applicable interest period will equal an annual rate of 0.25% of the average contingent interest trading price of a note during the five trading day measuring period.

Conversion Rights	You may convert the notes at an initial conversion rate of shares per $1,000 principal amount of notes, which will settle as described in payment upon conversion below (equal to an initial conversion price of approximately $ per share).

The notes will be convertible, subject to adjustment, prior to the close of business on the business day immediately preceding the stated maturity, only under the following circumstances:

• during any fiscal quarter commencing after June 30, 2007, if the closing price of our Class A Common Stock on at least 20
        trading days in the period of 30 consecutive trading days
        ending on the last trading day of the preceding fiscal quarter is equal to or more than 130% of the conversion price on
such last trading day;

• if we have called notes for redemption, until the close of business one business day prior to the redemption date for such notes;

• upon the occurrence of specified corporate transactions described under “Description of the Notes — Conversion Rights — Conversion Upon Specified Corporate Transactions;”

• during the ten trading day period following any five consecutive trading day period in which the trading price of the notes is less than 95% of the closing price of our Class A Common
        Stock on each of the five trading days multiplied by the then-
applicable conversion rate; or

• at any time following March 15, 2026.

The initial conversion rate will be adjusted for certain events, but it will not be adjusted for accrued and unpaid interest (including any contingent interest), if any. You will not receive any cash payment or additional shares representing accrued and unpaid interest upon conversion of a note, except in limited circumstances. Instead, any accrued and unpaid interest (including any contingent interest) will be deemed to be paid by the cash and Class A Common Stock, if any, delivered to you upon conversion. See “Description of the Notes — Conversion Rights.”

Payment Upon Conversion	Upon conversion, for each $1,000 principal amount of notes, a holder will receive a settlement amount equal to the sum of the daily settlement amounts for each of the 20 consecutive trading days in the conversion reference period. The settlement amount will be paid in cash or a combination of cash and Class A Common Stock. See “Description of Notes — Conversion Rights — Settlement Upon Conversion” in this prospectus supplement.

Additional Shares	If you elect to convert your notes in connection with certain corporate transactions that occur on or prior to March 20, 2014, we will deliver additional shares of Class A Common Stock upon conversion. See “Description of the Notes — Adjustment to Conversion Rate — Adjustment to Conversion Rate Upon Certain Fundamental Changes.”

Exchange in Lieu of Conversion	In connection with any conversion of notes, we may, in lieu of delivering cash and shares, if any, of our Class A Common Stock upon such conversion, direct the conversion agent to surrender the notes that a holder has tendered for conversion to a financial institution designated by us for exchange in lieu of conversion. In order to accept any such notes, the designated financial institution must agree to deliver, in exchange for such notes, all cash, all shares of our Class A Common Stock or a combination of cash and shares of our Class A Common Stock equal to the consideration due upon conversion, as determined at the option of the designated financial institution. If the designated financial institution accepts any such notes, it will deliver the appropriate amount of cash, number of shares of our Class A Common Stock or both, to the conversion agent and the conversion agent in turn will deliver them to the holder. Any notes exchanged by the designated financial institution will remain outstanding. If the designated financial institution agrees to accept any notes for exchange but does not timely deliver the related consideration or the designated financial institution refuses to accept any such exchange, we will convert the notes and deliver to the holder cash, shares of our Class A Common Stock or both, as applicable. See “Description of the Notes — Exchange in Lieu of Conversion.”

Optional Redemption	On or after March 20, 2014, we may, at our option, redeem some or all of the notes for cash, at any time or from time to time, upon not less than 30 but no more than 60 days prior notice, at a price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest (including any contingent interest), if any, up to but not including the date of redemption. See “Description of the Notes — Redemption and Repurchase of the Notes — Redemption at Our Option.”

Repurchase of Notes at the Option of the Holder	You will have the right to require us to repurchase the notes on March 15, 2014, 2017 and 2022, each of which we refer to as a “repurchase date.”

In each case, the repurchase price payable will be payable in cash and will be equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest (including any contingent interest), if any, up to but not including the repurchase date.

See “Description of the Notes — Redemption and Repurchase of the Notes — Redemption at Our Option.”

Fundamental Changes	If we undergo a fundamental change (as described in this prospectus supplement) prior to maturity of the notes, you will have the right, subject to certain conditions, to require us to repurchase for cash all or a portion of your notes at a repurchase price equal to 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest (including any contingent interest), if any, up to but not including the date of repurchase. See “Description of the Notes — Redemption and Repurchase of the Notes — Fundamental Change.”

Use of Proceeds	The net proceeds of this offering, after deduction of discounts and expenses related to the offering, are expected to be approximately $195,000,000, or $224,000,000 if the underwriter exercises in full its over-allotment option. We expect to use the net proceeds from the offering to fund future business development transactions and for general corporate purposes, including working capital. We intend to pursue product-specific licensing, marketing agreements, co-development opportunities and other partnering arrangements. We may also pursue selective product and company acquisitions. See “Use of Proceeds.”

Tax	Each holder will be deemed to have agreed in the indenture, for United States federal income tax purposes, to treat the notes as “contingent payment debt instruments” and to be bound by our application of the Treasury regulations that govern contingent payment debt instruments, including our determination that the rate at which interest will be deemed to accrue for United States federal income tax purposes will be %, which is the rate comparable to the rate at which we would have borrowed on a noncontingent, nonconvertible borrowing at the issue date of the notes. Accordingly, each holder will be required to accrue interest on a constant yield to maturity basis at that rate, with the result that a holder will recognize taxable income significantly in excess of cash received while the notes are outstanding.

In accordance with our application of the contingent payment debt tax regulations, a holder will also recognize gain or loss on the sale, exchange, conversion, repurchase or redemption of a note in an amount equal to the difference between the amount realized, including the fair market value of any Class A Common Stock received, and its adjusted tax basis in the note. Any gain recognized by holders will be treated as ordinary interest income for United States federal income tax purposes, and not as capital gain; furthermore, any loss will be ordinary loss to the extent of the interest previously included in income and, thereafter, capital loss. See “United States Federal Income Tax Considerations.”

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE TAX TREATMENT OF AN INVESTMENT IN THE NOTES AND WHETHER AN INVESTMENT IN THE NOTES IS ADVISABLE IN LIGHT OF THE AGREED UPON TAX TREATMENT AND YOUR PARTICULAR TAX SITUATION.

DTC	The notes will be issued in fully registered book-entry form and will be represented by global notes without coupons. The global notes will be deposited with a custodian for, and registered in the name of, a nominee of The Depositary Trust Company, or DTC, in New York, New York. Beneficial interests in global notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, and your interest in any global notes may not be exchanged for certificated notes, except in limited circumstances described herein.

Denominations	The notes will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

NYSE Symbol for Class A Common Stock	Our Class A Common Stock is listed on the New York Stock Exchange under the symbol “ALO”.

Trustee	The initial trustee for the notes will be U.S. Bank National Association.

Governing Law	The indenture and the notes will be governed by the laws of the State of New York.

Risk Factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before deciding to invest in the notes.

RISK FACTORS

An investment in the notes involves risks. You should carefully consider the following risks, as well as the other information contained in this prospectus supplement. If any of the following risks actually occurs, our business, and your investment in the notes, could be negatively affected. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also negatively affect us and your investment in the notes.

Risks Relating to Our Business

We depend on the development, manufacture and marketing of new products for our future success.

Our future success is largely dependent upon our ability to develop, manufacture and market commercially successful new products. Generally, the successful commercial marketing of our products depends on completing the following steps in a time frame to allow us to be among the first to market a particular product:

•	developing and testing the product;

•	proving that the product is safe and effective; and

•	filing for and receiving regulatory approvals to manufacture and sell the product in a timely manner.

Delays in the development, manufacture or marketing of new products will impact our expenses and revenues. We cannot be sure that any product presently going through the process set forth above, or which we may choose to enter this process in the future, will result in the timely and profitable commercial launch of a new product.

Research and development expenditures will negatively impact our earnings in the short term, and there is no guarantee of success.

We, in our continuing businesses, expended approximately $44.4 million and $26.9 million on research and development efforts in 2006 and 2005, respectively, and expect to increase these expenditures by approximately $30 million to $35 million in 2007, principally for the development of additional products in our Pharmaceuticals business (“Pharmaceuticals”). Such research and development expenditures will reduce our earnings in the short term. Further, we cannot be sure that our research and development expenditures will, in the long term, result in the commercialization of products, including a new pain product, which prove to be economically successful.

We are subject to government regulations and actions that increase our costs and could prevent us from marketing and selling some of our products in certain countries.

The research, development, manufacturing and marketing of our products are subject to extensive government regulation. Government regulation includes inspection of and controls over testing, manufacturing, safety, efficacy, labeling, record keeping, pricing, sale and distribution of pharmaceutical products. While we do not keep records that segregate the cost of compliance with these government regulations, in the aggregate such regulations substantially increase the cost of manufacturing, developing and selling our products.

The U.S. and other governments regularly review manufacturing operations, including the plants in Oslo, Copenhagen and Budapest for our Active Pharmaceutical Ingredients business (“API”), and the plants in Oslo and the U.S. for our Animal Health business (“AH”), where products for the U.S. market are, or are intended to be, manufactured. These reviews have in the past and may in the future result in regulatory concerns requiring a response by us. Failure to adequately address these concerns could have a material adverse effect on us, including product approval delays, reduced production and production interruptions, among other things. The significance of the effect of any such failures depends on the severity of the remedy chosen by the government agency. Non-compliance with applicable requirements can result in fines, recall or seizure of products, suspension of production or distribution and debarment of individuals from providing services to drug companies in any capacity or our debarment from obtaining new drug approvals, resulting in current charges to income and the potential for future loss of income and increased operating expenses. In recent years, besides stepped-up enforcement of the FDA’s current Good Manufacturing Practices (“cGMP”) requirements, the federal government has utilized equitable disgorgement as a means of enforcing compliance with the FDA’s cGMP regulations. There can be no assurance that the FDA would not seek to impose similar sanctions on us and any such sanction could have a significant effect on our business and operations.

In addition, continuing studies of the proper utilization, safety and efficacy of pharmaceuticals and other health care products are continually being conducted by the industry, government agencies (including studies required to be performed from time to time by the pharmaceutical company marketing a particular drug) and others. These studies, which increasingly employ more sophisticated methods and techniques, can question the safety and efficacy of currently marketed products and in some cases have resulted, and may in the future result, in the discontinuance of their marketing and, in certain countries, give rise to claims for damages from persons who believe they have been injured as a result of their use.

An expansion of the ban of the use of antibiotics used in food-producing animals could result in a decrease in our total sales.

The issue of the potential transfer of increased bacterial resistance to certain antibiotics used in certain food-producing animals to human pathogens is the subject of discussions on a worldwide basis and, in certain instances, has led to government restrictions on the use of antibiotics in these food-producing animals. While most of the government activity in this area has involved products other than those that we offer for sale, the European Union and a number of non-EU countries, including Norway and Turkey, banned the use of bacitracin zinc, a feed antibiotic growth promoter manufactured by us and others that has been used in livestock feeds for over 40 years, as a feed additive growth promoter. We have not sold this product as a feed additive growth promoter in these countries since the bans took effect (initially in the EU in July 1999, in Turkey, Bulgaria and Romania, (the latter two now part of the EU) in 2000, and in Norway in January 2006). The EU ban is based upon the “Precautionary Principle,” which states that a product may be withdrawn from the market based upon a finding of a potential threat of serious or irreversible damage even if such finding is not supported by scientific certainty. Although the EU and non-EU actions negatively impacted our business, they were not material to our financial position or our results of operations.

We cannot predict whether the present bacitracin zinc ban will be expanded. If any one of the following occur: (i) the EU, countries within or outside the EU or meat importers act to prevent the importation of meat products from countries that allow the use of bacitracin-based products, (ii) there is an expansion of the zinc bacitracin ban to additional countries, such as the U.S., where we have material sales of bacitracin-based products, (iii) a similar ban is instituted relating to other antibiotic feed additives sold by us in the U.S. or in one or more other countries where we have material sales, or (iv) there is an increase in public pressure to discontinue the use of antibiotic-feed additives, the resultant loss of sales could be material to our financial condition, cash flows and results of operations. We cannot predict whether this antibiotic resistance concern will result in expanded regulations or public pressure adversely affecting other antibiotic-based animal health products previously sold by us in the jurisdictions where the ban has been imposed or in other countries in which those products are presently sold.

Discussions of the antibiotic resistance issue continue actively in the U.S. Various sources have published reports concerning possible adverse human effects from the use of antibiotics in food animals. Some of these reports have asserted that major animal producers, some of whom are our customers or the end-users of our products, are reducing the use of antibiotics. In July 2005, the FDA announced a restriction on the distribution and use of a medicated feed additive due to concerns regarding antibiotic resistance in humans. While we do not market this drug, this ruling would be significant if its conclusions were expanded to the medicated feed additives we sell. It is uncertain what additional actions, if any, the FDA may take for approved animal drug products. However, the FDA has established a rating system to be used to compare the risks associated with the use of specific antibiotic products in food producing animals, including those sold by us. While we do not believe that the presently proposed risk assessment system would be materially adverse to our business, it is subject to change prior to adoption or to later amendment. The sales of our AH segment are principally antibiotic-based products for use with food producing animals; therefore, the future loss of major markets, including the U.S., or negative publicity regarding this use of antibiotic based products, could have a negative impact on our sales and income.

Potential adverse effects on human health linked to the raising or consumption of food producing animals using our products could result in a decrease in our sales.

Should the government find, or the public perceive, a risk to human health from consumption of food producing animals which utilize our products (such as avian flu) or as a by-product to the raising of such animals (such as the “Chicken Litter” litigation referred to under “Legal Proceedings” in our Annual Report on Form 10-K filed on March 1, 2007), there may be a decline in either the sale of such food products, which would result in a decrease in the use of our products, or a decrease in the use of our products in the growing of such food producing animals.

Many of the third parties with whom we do business depend on government approvals, and the failure to maintain these approvals could affect the supply of materials to us, hinder our ability to license products, or affect the promotion, distribution or sale of our products.

We have affiliations, license agreements and other arrangements with third parties that depend on regulatory approvals sought by such third parties. Our vendors and third party contract manufacturers, including Actavis Group hf (“Actavis”), currently the sole-source of supply for KADIAN, are subject to regulatory compliance similar to those described in our Annual Report on Form 10-K filed on March 1, 2007, with respect to us. If any one of these third parties is found to have significant regulatory violations, we could be materially negatively impacted if such violations result in an interruption of the supply of a product which relates to our material sales. While we take measures where economically feasible and available to secure back-up suppliers, many of our products come from a sole-source supplier. There can be no assurance that such contingency plans will be able to provide adequate and timely product to eliminate any threat of interruption of supply of our products to our customers or that these problems will not otherwise materially impact our business. See “An interruption in the supply of KADIAN would be materially adverse to our operations” below.

An interruption in the supply of our raw materials or products or an adverse event at one of our manufacturing facilities or third party manufacturing facilities could adversely affect our operations.

We currently purchase many of our raw materials and a number of our finished products from single suppliers and many of our products are manufactured at a single facility; including KADIAN, which is manufactured by Actavis at its Elizabeth, New Jersey facility. While we rely on single source suppliers for many of our raw materials and for a number of our finished products, we rely on different suppliers for different raw materials and finished products. Any interruption in the supply of these materials or products or an adverse event at the facilities that manufacture and blend our products, could decrease sales of the affected products. In this event, we may seek to enter into agreements with third parties to purchase raw materials or products or to lease or purchase new manufacturing facilities. We may be unable to find a third party willing or able to provide the necessary products or facilities suitable for manufacturing pharmaceuticals on terms acceptable to us. If we had to obtain substitute materials or products, we would require additional regulatory approvals, as approvals are specific to a single product produced by a specified manufacturer. The use of new facilities, similarly, would require regulatory approvals. Any significant interruption of supply from our sole-source raw material suppliers or third party manufacturing facilities that are related to products that generate more than $5.0 million in gross profits or any adverse event at any of its manufacturing facilities could have a material adverse effect on our operations. Five raw materials used in our products that each generated more than $5.0 million in gross profits in 2006 came from sole-source suppliers. The sole-source suppliers that provided these raw materials were: Bayer Crop Science, Cambrex Corporation, DSM Fine Chemicals Inc., Kaken Pharmaceuticals Co, Ltd, and Second Pharma Co., Ltd (formerly Beijing #2). Additionally, four finished product sole-source suppliers supplied finished products generating more than $5.0 million in gross profits in 2006 including Actavis, the supplier of KADIAN. See “An interruption in the supply of KADIAN would be materially adverse to our operations” below.

An interruption in the supply of KADIAN would be materially adverse to our operations.

The most significant of our products manufactured by a third party is KADIAN, which is manufactured under a toll manufacturing agreement with our former generic subsidiary sold to Actavis in December 2005. While we are using reasonable commercial efforts to locate a second source for the manufacture of KADIAN, Actavis is, at present, our sole supplier. Actavis has, in the past, had certain FDA regulatory issues at the plant where KADIAN is manufactured, including a Form 483 issued during 2006. In addition, we no longer control the Elizabeth plant of Actavis and we can no longer require that KADIAN manufacturing be given any particular priority when compared with the products manufactured for Actavis’ own sales. Any interruption in the supply of KADIAN would have a material adverse effect on us. This effect could be particularly severe since many patients acclimate to the brand of pain product which they are using and, as a result, forcing a KADIAN user to switch to a competitive product could cause a reluctance of that individual to resume his or her use of KADIAN once supplies of the product were again available, as well as potentially cause some physicians to favor competitive products for new patients.

A delay in or the failure to launch KADIAN NT could be materially adverse to our operations.

Two significant patents on our KADIAN product will expire in 2010 and the other patent will expire in 2011, although patent protection may be lost at an earlier date under certain circumstances. (See “The Company’s branded drug product, KADIAN, may experience general generic competition” below). Pharmaceuticals has commenced Phase III activities on a new abuse-resistant form of KADIAN (“KADIAN NT”), which we intend to offer as an alternative to KADIAN prior to expiration of the patents. Assuming a successful Phase III outcome, we are targeting a New Drug Application (“NDA”) filing in the first half of 2008. A failure of the Phase III studies or a delay in the timing of the Phase III activities could cancel or delay the NDA filing and the launch of this abuse-resistant form of KADIAN.

A material portion of our sales and gross profits is dependent on a relatively small number of products.

Seven products (Pharmaceuticals’ KADIAN; AH’s products containing chlortetracycline, BMD and Lacalocid; and API’s vancomycin, polymyxin and bacitracin) in the aggregate constituted approximately 75% of our 2006 sales and gross profits. The loss of significant sales of any one or more of such products for any reason, including any of the risks related to such products described in our Annual Report on Form 10-K filed on March 1, 2007, would have a material adverse effect on us.

Our international operations are subject to additional economic and political risks.

Our international operations are subject to currency exchange fluctuations and restrictions, political instability in some countries, and uncertainty as to the enforceability of, and government control over, commercial rights.

We sell our AH and API products in many countries that are susceptible to significant foreign currency fluctuations. Sales of our API products are generally denominated in U.S. dollars, eliminating the direct exposure to currency fluctuations, but increasing credit risk if the local currency devalues significantly and it becomes more expensive for customers to purchase U.S. dollars required to pay us.

In all our businesses, it may become more difficult for us to respond to competitive challenges because of our size and product mix and the rapidly changing market.

The industries in which we sell our products are highly competitive and many of our competitors are affiliated with entities which are substantially larger and have greater financial, technical and marketing resources than we possess.

In certain countries, because of our size and product mix, we may not be able to capitalize on changes in competition and pricing as fully as our competitors. In recent years, there have been new entrants in the generic medicated animal feed additive market, particularly in the United States. Additionally, our API business may be subject to increased competitive challenges, particularly with respect to those products for which we implemented significant price increases during 2003.

Our branded drug product, KADIAN, may experience general generic competition.

Our branded drug product line may face challenges from generic competitors. We have three patents that cover KADIAN (expiring in either 2010 or 2011), two of which could be subject to paragraph IV patent infringement challenges prior to their expiration date, though there have been no such challenges to date. We cannot offer any assurance that we will be able to successfully defend our patent position or utilize the statutory 30-month stay on FDA approval of the generic Abbreviated New Drug Application, since either result is dependent upon our being able to meet the statutory requirements for filing a lawsuit challenging the generic product based upon a bona fide belief that the generic product infringes one or more of the KADIAN patents. The existence of such belief cannot be determined until we have the opportunity to review the relevant paragraph IV filing. Upon entry of a generic equivalent in the market, our branded product could lose substantial sales and the price could materially decline.

Our products and future products are based on technologies in areas where third parties hold numerous patents.

Certain of our products, including our abuse deterrent technology, are based on technologies in areas where third parties hold numerous patents. As a result, other companies may hold patents which may be used to challenge our freedom to manufacture and sell our products in the relevant jurisdictions. If such challenges are successful, we may be prevented from selling our products or required to license relevant patents and pay significant fees or royalties to third parties. Licenses may not be available to us on favorable terms. Alternatively, we may have to defend an infringement action and challenge the validity of third party patents in court, a costly and time-consuming process. The defense of such suits could result in unfavorable outcomes or could cause us to abandon our defense of such a suit and abandon and withdraw the relevant product(s). If we do not obtain a license in such a case, or if we are found liable for infringement and are unable to have such patents declared invalid or unenforceable, we may be liable for significant monetary damages, may encounter significant delays in bringing products to market, or may be precluded from manufacturing, using or selling these products.

Our policies regarding sales returns, allowances and chargebacks, and marketing programs adopted by wholesalers and other customers, may reduce our revenue in future fiscal periods.

Based on industry practice in the U.S., brand manufacturers such as us have return policies, rebates paid to commercial and government entities in connection with sales made to enrollees in certain health plans, and chargebacks to wholesale customers in connection with sales we make to certain categories of customers, such as hospitals or group purchasing organizations. Although we establish reserves based upon our prior experience and certain other information which reflect our best estimate of the impact that these policies will have in subsequent periods, actual results could differ from these estimates and impact our financial results.

Our liability from accidents, product liability or other claims may exceed our insurance coverage.

We seek to obtain liability and direct damage insurance to protect us from liability due to accidents, product liability and other claims that arise in the course of doing business. While, based upon historical claims levels, we believe our present insurance is adequate for current and projected operations, insurance that we seek to obtain in the future to protect ourselves against these potential liabilities may be inadequate, unobtainable or prohibitively expensive. A materially adverse result in the AH litigation relating to our 3-Nitro product (See “Legal Proceedings Chicken Litter Litigation” in our Annual Report on Form 10-K filed on March 1, 2007) could result in insurance coverage which is not adequate to cover the risk of that litigation or future lawsuits. We are subject to renewal of most of our insurance policies each year and changes are anticipated at each renewal. In recent years, we have experienced increases in our insurance costs and certain coverage reductions, including coverage exclusions pertaining to 3-Nitro and certain other products that we now manufacture or may manufacture in the future. Our inability to obtain and maintain sufficient insurance coverage on reasonable terms could materially adversely affect our business, financial condition and results of operations.

We could have difficulties in developing and integrating strategic alliances, co-development opportunities and other relationships.

We intend to pursue product-specific licensing, marketing agreements, co-development opportunities and other partnering arrangements. We may also pursue selective product and company acquisitions. We cannot be sure that we will be able to locate suitable partners for these transactions. In addition, assuming we identify suitable partners, the process of effectively entering into these arrangements involves risks that our management’s attention may be diverted from other business concerns and that we may have difficulty integrating the new arrangements into our existing business. In addition, certain transactions could adversely impact earnings as we incur development and other expenses related to the transactions and we could incur debt to complete these transactions. Debt instruments could contain contractual commitments and covenants that could adversely affect our cash flow and our ability to operate our business.

Non-compliance with environmental waste discharge regulations could adversely affect production at two of our European plants.

During 2005, the environmental authorities having jurisdiction over the Copenhagen and Oslo API manufacturing facilities gave us notice of revised waste discharge levels. We believe we have taken the actions necessary to comply with the requirements, including certain plant alterations and modifications at a cost not material to us. The environmental authorities have not yet confirmed whether our actions are in compliance with the requirements outlined in the notice.

Additionally, in 2006 a criminal fine was levied against our Oslo API facility based on allegations that certain of the discharge activities at the facility were in breach of applicable regulations. We are in discussions with the local authorities regarding this fine. The failure or inability to comply with applicable regulations could result in further criminal or civil actions affecting production at these facilities which could be materially adverse to us.

A loss of members of our senior management team and other highly qualified employees could adversely affect our business.

Our success is dependent on attracting and retaining highly qualified management, scientific and sales personnel. Our strategic change and the relocation of our headquarters could impact our ability to retain key employees. The loss of key personnel, or our failure to attract and retain highly skilled employees in a timely fashion, could adversely impact the implementation of our business strategy.

Past restatements of our financial statements and certain matters related to internal controls may present a risk of future restatements and lead to an inability to report on our financial status on a timely and fair basis.

In April 2005, we revised our financial statements for the first three quarters of 2004 to disaggregate our U.S. Generics Pharmaceuticals and Branded Pharmaceuticals businesses as separate reportable segments. In May 2005, we revised our 2004 financial statements to change the classification of certain of our outstanding debt as current liabilities and to amend disclosures related to our compliance with certain of our debt covenants at December 31, 2004 and 2003.

We have made significant investments to enable us to comply with Section 404 of the Sarbanes-Oxley Act of 2002 (the “Act”). Compliance with Section 404 of the Act was first required as of December 31, 2004. We have undergone a significant effort to document, test and assess our internal controls. At December 31, 2004, we identified four material weaknesses in our internal control over financial reporting: (i) ineffective internal controls to ensure the completeness and accuracy of customer discount reserves and certain accrual accounts at our U.S. Generics Pharmaceuticals business; (ii) ineffective internal controls to ensure the completeness and accuracy of income tax accounts, including deferred tax assets and liabilities, taxes payable and income tax expense; (iii) ineffective internal controls over the determination of proper segment disclosures; and (iv) ineffective controls to ensure the appropriate review and monitoring of our compliance with certain of our debt covenants.

During 2005, we implemented actions to remediate the four material weaknesses identified at December 31, 2004. We believe the actions we took in 2005 and the enhanced control procedures we implemented served to remediate the four material weaknesses identified at December 31, 2004. However, at December 31, 2005, we identified a material weakness in our internal control over financial reporting for income taxes related specifically to the timeliness and accuracy of tax accounting related to the disposition of the Generics Business to Actavis in December 2005 and related fourth quarter transactions. In addition, management identified, and developed remediation plans to address certain other control deficiencies which were not material weaknesses at December 31, 2005. During 2006, we took actions and remediated the material weakness related to the financial reporting for income taxes.

Management performed an assessment of our internal control over financial reporting as of December 31, 2006, utilizing the criteria described in the “Internal Control- Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on that assessment, we concluded that, at December 31, 2006, our internal control over financial reporting was effective.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies and procedures may deteriorate.

In future years, there are no assurances that we will not have material weaknesses that would be required to be reported or that we will be able to comply with the requirements of Section 404 of the Act. A significant material weakness or the failure to meet the requirements of Section 404 could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

Risks Relating to this Offering

There is currently no public market for the notes, which could limit their market price or the ability to sell them for an amount equal to or higher than their initial offering price.

The notes are a new issue of securities for which there currently is no trading market, and we do not intend to apply for a listing of the notes on any securities exchange or to arrange for quotation on any automated dealer quotation system. As a result, we cannot assure you that a market will develop for the notes or that you will be able to sell your notes. If any of the notes are traded after their initial issuance, they may trade at a discount from their initial offering price. Future trading prices of the notes will depend on many factors, including prevailing interest rates, the market for similar securities, the price of our underlying Class A Common Stock, general economic conditions and our financial condition, performance and prospects. The underwriter has advised us that it intends to make a market in the notes, but it is not obligated to do so. The underwriter may terminate its market making activities, if any, at any time, in its sole discretion, which could negatively impact your ability to sell the notes or the prevailing market price at the time you choose to sell.

We may not be able to repurchase the notes upon a fundamental change or upon the exercise of your option to require us to repurchase the notes, or pay you cash upon conversion of your notes.

Upon the occurrence of a fundamental change, and on March 15, 2014, 2017 and 2022, you will have the right to require us to repurchase your notes at a price in cash equal to 100% of the principal amount of the notes you have selected to be repurchased plus accrued and unpaid interest, if any, to, but not including, the repurchase date. In addition, upon a conversion, we will be required to make a cash payment to you. In the event that we experience a fundamental change that results in us having to repurchase the notes offered hereby or upon the exercise of your option to require us to repurchase the notes, or upon your conversion of the notes, we may not have sufficient financial resources to satisfy all of our obligations under the notes and our other indebtedness. In addition, our credit agreement contains, and any future borrowing arrangements or agreements relating to debt to which we become a party may contain, restrictions or prohibitions against such payments under certain circumstances. If any arrangement or agreement governing our indebtedness prohibits us from repurchasing or converting the notes when we become obligated to do so, we could seek the consent of the lenders to repurchase or convert the notes or attempt to refinance the borrowings that contain the prohibitions. If we did not obtain the necessary consents or refinance such borrowings, we would not be able to repurchase or convert the notes. In any of the situations described above, or otherwise, our failure to make the fundamental change offer, to pay the fundamental change repurchase price when due, to make payments upon the exercise of your option to require us to repurchase the notes or to pay cash to you upon your conversion of notes, would result in a default under the indenture governing the notes. See “Description of the Notes — Redemption and Repurchase of the Notes” and “Description of the Notes — Conversion Rights — Settlement Upon Conversion.”

A change of control may not constitute a fundamental change for purposes of the notes.

The term “fundamental change” is limited to certain specified transactions and may not include other events that might adversely affect our financial condition or the market value of the notes or our Class A Common Stock. Our obligation to offer to repurchase the notes upon a fundamental change would not necessarily afford holders of the notes protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us. Furthermore, the fundamental change provisions, including the provision requiring an increase to the conversion rate for conversions in connection with certain fundamental changes, may in certain circumstances make more difficult or discourage a takeover of our company and the removal of incumbent management.

On conversion of the notes, you may receive less proceeds than expected because the value of our Class A Common Stock may decline after you exercise your conversion right.

The settlement amount that you will receive on conversion of your notes is in part determined by the volume weighted average price of our Class A Common Stock on each of the 20 consecutive trading days beginning, subject to certain exceptions, on the third trading day immediately following the day you have tendered your notes for conversion and complied with the other requirements to convert them. Accordingly, if the price of our Class A Common Stock decreases after that day, the settlement amount you will receive may be adversely affected.

The price of our Class A Common Stock may experience volatility in the future and the issuance of substantial amounts of our Class A Common Stock could adversely affect the price of our Class A Common Stock and, thus, the price of the notes. Additionally, the price of our Class A Common Stock will impact the price of the notes.

Subject to certain conditions, the notes will be convertible into cash or both cash and shares of our Class A Common Stock and the number of shares into which the notes may be partially converted will depend on the market price of our Class A Common Stock. The market price of our Class A Common Stock may experience high volatility in the future, and the broader stock market from time to time experiences significant price and volume fluctuations. This volatility has affected and may continue to affect the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the price of our Class A Common Stock in a similar fashion. In addition, our announcements of our quarterly operating results or other company-specific events, changes in general conditions in the economy or the financial markets, changes in outlook, estimates or coverage of us by research analysts and other developments affecting us or our competitors could also cause the market price of our Class A Common Stock to fluctuate substantially. The trading price of the notes is expected to be affected significantly by the price of our Class A Common Stock.

In addition, the issuance of substantial amounts of our Class A Common Stock, including any Class A Common Stock issuable upon conversion of the notes, and the vesting of restricted stock or options could adversely impact the price of the Class A Common Stock or the notes. The existence of the notes also may encourage short selling by market participants because the conversion of the notes could depress our Class A Common Stock price.

In the future, we may sell additional shares of our Class A Common Stock to raise capital. In addition, a substantial number of shares of our Class A Common Stock is reserved for issuance upon the exercise of stock options and upon conversion of the notes. As of December 31, 2006, approximately 582,540 shares of our Class A Common Stock were reserved for issuance for outstanding stock options and 526,558 shares of unvested restricted stock were outstanding. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price of our Class A Common Stock. The issuance and sales of substantial amounts of Class A Common Stock, or the perception that such issuances and sales may occur, could adversely affect the market price of our Class A Common Stock and the trading price of the notes.

The price of our Class A Common Stock could also be affected by possible sales of our Class A Common Stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that may develop involving our Class A Common Stock. The hedging or arbitrage could, in turn, affect the trading prices of the notes.

Upon conversion of the notes, converting holders will receive cash or a combination of cash and shares of our Class A Common Stock. Therefore, holders of the notes may receive no shares of our Class A Common Stock or fewer shares than they may expect.

To satisfy our conversion obligation to holders, for each $1,000 principal amount of notes, a holder will receive a settlement amount equal to the sum of the daily settlement amounts for each of the 20 consecutive trading days in the conversion reference period. The settlement amount will be paid in cash or a combination of cash and Class A Common Stock, at our option. Accordingly, upon conversion of a note, holders may not receive any shares of Class A Common Stock, or they might receive fewer shares of Class A Common Stock than they may expect.

If you hold notes, you will not be entitled to any rights with respect to our Class A Common Stock, but you will be subject to all changes made with respect to our Class A Common Stock.

You will have rights with respect to our Class A Common Stock only if and when you tender your notes for conversion and comply with the other requirements to convert them (the “conversion date”) and, in limited cases, under the conversion rate adjustments applicable to the notes. For example, in the event that an amendment is proposed to our articles of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our Class A Common Stock. Similarly, if we declare a dividend, you will only be entitled to the conversion rate adjustment, if any, provided for under “Description of the Notes — Conversion of Notes — Adjustment to Conversion Rate.”

The conversion rate of the notes may not be adjusted for all dilutive events, which may adversely affect the trading price of the notes.

The conversion rate of the notes is subject to adjustment for certain events, including the issuance of stock dividends on our Class A Common Stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, certain cash dividends and certain issuer tender or exchange offers as described under “Description of the Notes — Conversion Rate Adjustment.” However, the conversion rate will not be adjusted for other events, such as certain exchange offers or an issuance of Class A Common Stock for cash, that may adversely affect the trading price of the notes or our Class A Common Stock. An event that adversely affects the value of the notes may occur, and the event may not result in an adjustment to the conversion rate.

Our subsidiaries may not be able to make payments to us, which could cause us to be unable to service our indebtedness, including the notes.

We derive our operating income from our subsidiaries. An important source of cash to pay principal and interest on our indebtedness, including the notes, is from cash distributions, dividends and other payments from our subsidiaries. The payment of dividends by our subsidiaries is subject to the declaration of dividends by those subsidiaries’ boards, and our subsidiaries are not obligated to pay dividends. Our subsidiaries’ ability to make such payments may also be restricted by, among other things, applicable laws and regulations and current and future credit agreements into which our subsidiaries may enter.

Rating agencies may provide unsolicited ratings on the notes that could reduce the market value or liquidity of the notes and our Class A Common Stock.

We have not requested a rating of the notes from any rating agency and we do not anticipate that the notes will be rated. However, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, or reduces their rating in the future, the market price or liquidity of the notes and our Class A Common Stock could be harmed.

The adjustment to increase the conversion rate for notes converted in connection with certain fundamental changes may not adequately compensate holders for the lost option time value of their notes as a result of such fundamental change and may not be enforceable.

If a fundamental change occurs on or prior to March 20, 2014, we may be required to increase the conversion rate for any notes converted in connection with such fundamental change. The extent to which the conversion rate will be increased will be based on the date on which the fundamental change becomes effective and the price paid, or deemed to be paid, in respect of a share of our Class A Common Stock in the fundamental change as described under “Description of the Notes — Adjustment to Conversion Rate — Adjustment to Conversion Rate Upon Certain Fundamental Changes.” While this adjustment is designed to compensate you for the lost option time value of your notes as a result of a fundamental change, the adjustment is only an approximation of such lost value and may not adequately compensate you for such loss. In addition, if the price paid, or deemed to be paid, in respect of a share of our Class A Class A Common Stock in connection with such fundamental change is less than $      or more than $      (subject to adjustment), we will not increase the conversion rate in connection with such fundamental change.

Certain provisions of our restated certificate of incorporation, our by-laws and the and the Delaware General Corporation Law may have possible anti-takeover effects.

Some of the provisions of our restated certificate of incorporation, our by-laws and the Delaware General Corporation Law could discourage, delay or prevent an acquisition of our business at a premium price. In particular, our by-laws permit the board of directors to increase its own size and fill the resulting vacancies.

You should consider the United States federal income tax consequences of owning the notes.

Investors should be aware that the conversion of notes into either cash only or a combination of cash and shares of our Class A Common Stock will be taxable at the time of such conversion (or subject to alternative treatment different from that of conventional convertible debt instruments). These consequences may be materially different from the consequences that may be expected by investors in considering other convertible debt investments. Investors considering the purchase of notes are urged to consult with their own tax advisors concerning such consequences and the potential impact in their particular circumstances. The material United States federal income tax consequences of the purchase, ownership and disposition of the notes are summarized in this prospectus supplement under the heading “United States Federal Income Tax Considerations.”

You may have to pay taxes with respect to distributions on the Class A Common Stock that you do not receive.

The conversion price of the notes is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, certain cash dividends and certain other actions by us that modify our capital structure. Please read “Description of the Notes — Conversion of Notes — Adjustment to Conversion Rate.” If the conversion price is adjusted as a result of a distribution that is taxable to the holders of our Class A Common Stock, such as a cash dividend, you may be required to include an amount in income for federal income tax purposes, notwithstanding the fact that you do not receive such distribution. In addition, non-United States holders (as defined in “United States Federal Income Tax Considerations”) of the notes may, in certain circumstances, be deemed to have received a distribution subject to United States federal withholding tax requirements, which we may set off against cash payments of interest payable on the notes. See “United States Federal Income Tax Considerations.”

The contingent conversion features of the notes could result in your receiving less than the value of the Class A Common Stock upon which the settlement amount would otherwise be based.

Except during the year prior to the maturity date of the notes, the notes are convertible only if specified conditions are met. If the specific conditions for conversion are not met prior to March 15, 2025, you may not be able to receive the settlement amount prior to such date. Therefore, you may not be able to realize the appreciation, if any, in the value of our Class A Common Stock after the issuance of the notes in this offering and prior to such date.

The notes are not protected by restrictive covenants.

The indenture governing the notes does not contain any financial or operating controls or restrictions on the payment of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. For example, the indenture does not restrict our ability in the future to enter into new credit facilities that may be secured and, accordingly, effectively senior to the notes. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a change in control involving us, except to the extent described under “Description of the Notes.”

The notes are unsecured and, therefore, are effectively subordinated to any secured indebtedness that we may incur in the future.

The notes are not secured by any of our assets or those of our subsidiaries. As a result, the notes will be effectively subordinated to any secured indebtedness that we may incur in the future. In the event of our insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up, or upon acceleration of the notes due to an event of default under the indenture and in certain other events, our assets will be available to pay obligations on the notes only after all obligations on our secured debt have been satisfied. As a result, there may not be sufficient assets remaining to pay amounts due on any or all of the outstanding notes.

The notes will be structurally subordinated to all liabilities of our current and future subsidiaries.

The notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, these subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us. This subordination could adversely affect our ability to pay our obligations on the notes. As of December 31, 2006, our subsidiaries had no outstanding indebtedness and other liabilities (excluding intercompany liabilities and liabilities of the type not required to be reflected on a balance sheet in accordance with generally accepted accounting principles) to which the notes would be structurally subordinated.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the notes will be approximately $195 million after deducting the underwriter’s discount and estimated offering expenses, or $224 million if the underwriter exercises in full its over-allotment option. We expect to use the net proceeds from the offering to fund future business development transactions and for general corporate purposes, including working capital. We intend to pursue product-specific licensing, marketing agreements, co-development opportunities and other partnering arrangements. We may also pursue selective product and company acquisitions, although we have no current agreements or commitments with respect to any such activities at this time.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and our consolidated capitalization as of December 31, 2006 on an actual basis and as adjusted to give effect to the sale of the notes and the application of the net proceeds thereof. You should read the following information in conjunction with the information contained in “Use of Proceeds” and “Selected Financial Data,” “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and our consolidated financial statements and the related notes incorporated by reference into this prospectus supplement from our Annual Report on Form 10-K filed on March 1, 2007. See “Where You Can Find More Information and Incorporation of Certain Documents by Reference.”

	As of December 31, 2006
	Actual	As Adjusted
	(dollars in thousands)

Cash and cash equivalents(1)	$113,163	$308,163

Outstanding debt	$—	$—
New notes offered hereby	—	200,000

Total debt	0.0	200,000
Stockholders’ equity:
Class A Common Stock, $.20 par value (authorized 75,000,000; issued 43,427,596 and 43,098,938 outstanding)	8,685	8,685
Class B Common Stock, $.20 par value (authorized 15,000,000; issued 11,872,897)(2)	2,375	2,375
Preferred Stock, $1 par value (authorized 500,000; issued 0)	—	—
Additional paid-in capital	1,117,717	1,117,717
Accumulated deficit	(147,977)	(147,977)
Accumulated other comprehensive income	58,240	58,240
Treasury stock, at cost	(315,041)	(315,041)

Total stockholders’ equity	723,999	723,999

Total capitalization	$723,999	$918,999

(1)	Cash equivalents include all highly liquid investments that have an original maturity of three months or less.

(2)	On December 28, 2006, the Company purchased 100% of the outstanding shares of the Company’s Class B Common Stock from A.L. Industrier. All shares of Class B Common Stock are now held by our subsidiaries, and are treated as treasury stock.

PRICE RANGE OF CLASS A COMMON STOCK AND DIVIDEND POLICY

As of February 28, 2007, there were 43,172,288 shares of our Class A Common Stock outstanding. At February 12, 2007, our Class A Common Stock was held by approximately 1,133 holders of record. Our Class A Common Stock is traded on the New York Stock Exchange under the symbol “ALO”. Record holders of the Class A Common Stock include Cede & Co., a clearing agency which held approximately 98% of the outstanding Class A Common Stock as a nominee. On December 28, 2006, the Company purchased 100% of the outstanding shares of the Company’s Class B Common Stock from A.L. Industrier. The cost of the share repurchase is included in treasury stock. Following the Class B share repurchase, control of the Company now rests in the holders of the Class A shares acting by the majority applicable under Delaware law and Company’s charter documents.

The following table sets forth, for the periods indicated, the high and low sales price for shares of our Class A Common Stock, as reported on the New York Stock Exchange for our two most recent fiscal years.

	Stock Trading Price
	2006		2005
Quarter	High	Low	High	Low

First	$33.80	$26.20	$16.62	$12.32
Second	$27.03	$21.65	$14.69	$9.44
Third	$24.35	$19.98	$27.36	$13.77
Fourth	$24.39	$20.93	$30.57	$23.73

As of December 31, 2006 and March 14, 2007 the closing price of the Class A Common Stock was $24.10 and $25.34 respectively, per share.

Through the third quarter of 2006, the Company declared consecutive quarterly cash dividends on its Class A and Class B Common Stock since the third quarter of 1984. Declared dividends per share in 2006 and 2005 were $0.135 and $0.18, respectively. Effective in the fourth quarter of 2006, the Company discontinued its dividend.

DESCRIPTION OF THE NOTES

We will issue the  % Convertible Senior Notes due 2027 (the “notes”) under a senior indenture described in the attached prospectus and a supplemental indenture thereto to be dated as of March   , 2007, each between us, as issuer, and U.S. Bank National Association, as trustee. In this prospectus supplement, we refer to the senior indenture, as supplemented by the supplemental indenture, and as further supplemented or amended from time to time, as the “indenture.”

The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The following description of the particular terms of the notes supplements, and to the extent inconsistent therewith replaces, the description of the debt securities set forth in the accompanying prospectus under the heading “Description of Debt Securities” and together therewith is a summary of the provisions of the indenture that we consider material. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, will define your rights as a holder of the notes. You may request copies of the indenture at our address set forth under “Where You Can Find Additional Information.” Unless otherwise specified, references herein to holders are to registered holders. The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

As used in this description of the Notes, the words “Alpharma,” “we,” “us,” “our” and “ours” refer only to Alpharma Inc., a Delaware corporation, and do not include any of our current or future subsidiaries, and references to our “Common Stock” are to our Class A Common Stock.

Principal and Interest; General

We are issuing the notes in an aggregate principal amount of $200 million. The notes will mature on March 15, 2027.

The initial purchaser has the option to purchase up to an additional $30 million aggregate principal amount of the notes, solely to cover over-allotments. The notes will be issued in denominations of $1,000 and integral multiples of $1,000. The notes will be payable at a principal corporate trust office of the paying agent, which initially will be an office or agency of the trustee, or an office or agency maintained by us for such purpose.

The notes will be our general unsecured obligations and will rank:

•	equal in right of payment to all of our other existing and future senior unsecured indebtedness;

•	senior in right of payment to all of our future subordinated indebtedness specifically subordinated to the notes; and

•	structurally subordinated in right of payment to all of the existing and future obligations (including secured and unsecured obligations) of our subsidiaries, and effectively subordinated in right of payment to our secured obligations to the extent of the assets securing such obligations. On December 31, 2006, the aggregate obligations of our subsidiaries for borrowed money was $0, and we had no secured indebtedness.

The notes will bear cash interest at the rate of  % per year. Interest on the notes will accrue from the issue date, or from the most recent date to which interest has been paid or provided for. Interest will be payable semiannually in arrears on March 15 and September 15 of each year, beginning on September 15, 2007. For so long as the notes are held in book-entry only form, interest is payable on each payment date to the person in whose name a given note is registered at the close of business on the business day before the interest payment date. In the event that the notes do not remain in book-entry only form or are not in the form of a global certificate, we will have the right to select record dates, which will be at least one business day before an interest payment date.

In addition, we will pay contingent interest on the notes under the circumstances described below under “Interest Adjustment.”

Each payment of cash interest on the notes will include interest accrued for the period commencing on and including the immediately preceding interest payment date (or, if none, the scheduled original issuance date) through the day before the applicable interest payment date (or maturity or the conversion, redemption or repurchase date, as applicable). Any payment required to be made on any day that is not a business day will be made on the next succeeding business day. Interest will be calculated using a 360-day year composed of twelve 30-day months. A “business day” is any weekday that is not a day on which banking institutions in The City of New York are authorized or obligated to close. Interest will cease to accrue on a note upon its maturity, conversion, redemption or repurchase by us at the option of a holder.

Notes may be presented for conversion at the office of the conversion agent and for exchange or registration of transfer at the office of the registrar. The conversion agent and the registrar initially shall be the trustee. No service charge will be made for any registration of transfer or exchange of notes. However, we may require the holder to pay any tax, assessment or other governmental charge payable as a result of such transfer or exchange.

We may, to the extent permitted by applicable law, at any time purchase the notes in the open market or by tender at any price or by private agreement.

Other than restrictions described under “Redemption and Repurchase of the Notes — Fundamental Change” and “Consolidation, Merger and Sale of Assets” below, and except for the provisions set forth under “Adjustment to Conversion Rate — Adjustment to Conversion Rate Upon Certain Fundamental Changes,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

Each holder will be deemed to have agreed in the indenture, for United States federal income tax purposes, to treat the notes as “contingent payment debt instruments” and to be bound by our application of the Treasury regulations that govern contingent payment debt instruments, including our determination that the rate at which interest will be deemed to accrue for United States federal income tax purposes will be  %, which is the rate comparable to the rate at which we would have borrowed on a non-contingent, non-convertible borrowing at the issue date of the notes. Accordingly, each holder will be required to accrue interest on a constant yield to maturity basis at that rate, with the result that a holder will recognize taxable income significantly in excess of cash received while the notes are outstanding. See “United States Federal Income Tax Considerations.”

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE TAX TREATMENT OF AN INVESTMENT IN THE NOTES AND WHETHER AN INVESTMENT IN THE NOTES IS ADVISABLE IN LIGHT OF THE AGREED UPON TAX TREATMENT AND YOUR PARTICULAR TAX SITUATION.

Interest Adjustment

We will pay contingent interest to holders of the notes during the period commencing March 20, 2014 and ending on September 14, 2014 and for any six-month period thereafter, from and including an interest payment date up to, but excluding, the next interest payment date, if the average contingent interest trading price (as defined below) per $1,000 principal amount of the notes for the five trading day (as defined below) period ending on the third trading day immediately preceding the first day of such interest period equals 130% or more of an equal principal amount of the notes.

During any interest period in which contingent interest shall be payable, the contingent interest payable per $1,000 principal amount of the notes will equal 0.25% per annum of the average contingent interest trading price of $1,000 principal amount of notes during the five trading day measuring period ending on the third trading day immediately preceding the applicable interest period used to determine whether contingent interest must be paid.

Contingent interest, if any, will accrue from the first day of any relevant interest period and be payable on the interest payment date at the end of the relevant six-month period to holders of the notes as of the record date relating to such interest payment date.

In the event of any determination that holders will be entitled to receive contingent interest with respect to an interest period, we will promptly (i) issue a press release and use our reasonable efforts to post such information on our website or otherwise publicly disclose this information or (ii) provide notice to the holders of the notes in a manner contemplated by the indenture, including through the facilities of DTC. If in connection with a payment of contingent interest, we determine that United States withholding tax may be required as described under “United States Federal Income Tax Considerations — Non- United States Holders,” we will provide this information through a press release disseminated as provided above.

“Contingent interest trading price” means, on any date of determination, the average of the secondary bid quotations per note obtained by the conversion agent for $5,000,000 principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that, if at least three such bids cannot reasonably be obtained, but two such bids can reasonably be obtained, then the average of these two bids shall be used; provided, further, that, if at least two such bids cannot reasonably be obtained, but one such bid can reasonably be obtained, this one bid shall be used. If on any date of determination the conversion agent cannot reasonably obtain at least one bid for $5,000,000 principal amount of the notes from an independent nationally recognized securities dealer or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the contingent interest trading price of the notes on such date of determination will be (a) the applicable conversion rate of the notes (as defined below) multiplied by (b) the closing sale price of our Common Stock on such determination date.

Conversion Rights

General

Holders may convert their notes prior to maturity based on an initial conversion rate of           shares of our Common Stock per $1,000 principal amount of notes (equivalent to an initial conversion price (as defined below) of approximately $      per share), only if the conditions for conversion described below are satisfied. Except as set forth below under “— Exchange in Lieu of Conversion,” holders who convert will receive cash and may, at our option as described below, also receive shares of our Common Stock, as further described below under “— Settlement Upon Conversion.” The conversion rate will be subject to adjustment as described in “— Adjustment to Conversion Rate” below. A note for which a holder has delivered a repurchase notice or a fundamental change purchase notice, as described below, requiring us to repurchase the note may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture. A holder may convert fewer than all of such holder’s notes so long as the aggregate principal amount of notes converted is an integral multiple of $1,000 principal amount.

The ability to surrender notes for conversion will expire at the close of business on the business day immediately preceding the stated maturity date.

Upon determining that the holders are entitled to convert their notes in accordance with the provisions described below, we will promptly (i) issue a press release and use our reasonable efforts to post such information on our website or otherwise publicly disclose this information or (ii) provide notice to the holders of the notes in a manner contemplated by the indenture, including through the facilities of DTC.

Conversion Based on Common Stock Price

Holders may surrender notes for conversion in any fiscal quarter commencing at any time after June 30, 2007 and only during such fiscal quarter, if the closing price of our Common Stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is equal to or more than 130% of the conversion price per share of Common Stock on the last day of such preceding fiscal quarter, which we refer to as the “conversion trigger price.” The “conversion price” per share of Common Stock as of any day will equal the result obtained by dividing $1,000 by the then-applicable conversion rate.

The current conversion trigger price of the notes is $     , which is 130% of the initial conversion price per share of Common Stock. The foregoing conversion trigger price assumes that no events have occurred that would require an adjustment to the conversion rate.

The conversion agent will, on our behalf, determine at the beginning of each fiscal quarter commencing at any time after June 30, 2007 whether the notes are convertible as a result of the price of our Common Stock and notify us and the trustee.

Conversion Upon Notice of Redemption

Holders may surrender for conversion any notes called for redemption at any time prior to the close of business one business day prior to the redemption date for such notes, even if it such notes are not otherwise convertible at such time.

Conversion Upon Occurrence of Specified Corporate Transactions

If we elect to distribute to all or substantially all holders of our Common Stock:

•	certain rights or warrants entitling them to subscribe for or purchase, for a period expiring within 60 days of the record date for such distribution, our Common Stock at less than the average of the closing prices for the five consecutive trading days ending on the date immediately preceding the first public announcement of the distribution, or

•	cash, debt securities (or other evidence of indebtedness) or other assets (excluding dividends or distributions described in clauses (i) and (ii) of the second paragraph under “— Adjustment to Conversion Rate — General”), which distribution, together with all other such distributions within the preceding twelve months, has a per share value exceeding 15% of the average of the closing prices for the five consecutive trading days ending on the date immediately preceding the first public announcement of the distribution,

we must notify the holders of the notes at least 20 trading days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place, even if the notes are not otherwise convertible at that time. No adjustment to the ability of the holders to convert will be made if the holders are entitled to participate in the distribution without conversion.

In addition, if a fundamental change (as defined below) occurs or if we are a party to a consolidation, merger, binding share exchange, or transfer or lease of all or substantially all of our assets, pursuant to which our Common Stock would be converted into cash, securities or other assets, the notes may be surrendered for conversion at any time from or after the date which is 35 trading days prior to the anticipated effective time of the transaction until 35 trading days after the actual date of such transaction or, if such transaction constitutes a fundamental change, until the fundamental change purchase date (as defined below under “— Adjustment to Conversion Rate — Adjustment to Conversion Rate Upon a Fundamental Change”). After the effective time of the transaction, the settlement amount (as defined below) and the daily share amount (as defined below) will be based on the kind and amount of cash, securities or other assets of Alpharma or of another person that a holder of our Common Stock received in the transaction (or, if the holders of the notes are given an opportunity to elect the form of consideration for purposes of determining the composition of the consideration received as described under “— Treatment of Reference Property” below, then the composition of consideration elected by such holders); provided that, for the avoidance of doubt, the settlement amount will be paid in accordance with the applicable procedures set forth under “— Conversion Rights — General.” We will notify holders and the trustee as promptly as practicable following the date we publicly announce such transaction but in no event less than 20 trading days prior to the anticipated effective date of such transaction.

In the case of certain fundamental changes, the conversion rate will be adjusted as set forth below under “— Adjustment to Conversion Rate — Adjustment to Conversion Rate Upon Certain Fundamental Changes.” In the case of any fundamental change, the holder of a note can require us to purchase all or a portion of its notes as described under “Redemption and Repurchase of the Notes — Fundamental Change.”

Conversion Upon Trading Price of Notes Falling Below Conversion Value of the Notes

If the trading price (as defined below) for the notes on each trading day during any five consecutive trading day period is less than 95% of the closing sale price of our Common Stock on such date multiplied by the then applicable conversion rate, a holder may surrender notes for conversion at any time during the following 10 trading days.

Upon request, the conversion agent will, on our behalf, determine if the notes are convertible and will notify us and the trustee accordingly. The conversion agent shall have no obligation to determine the trading price of the notes unless we have requested such determination in writing, and we shall have no obligation to make such request unless the trustee or a holder provides us with reasonable evidence that the trading price of the notes on any trading day was less than 95% of the product of the then current conversion rate multiplied by the closing sale price of our Common Stock on that date. At such time, we shall instruct the conversion agent to determine the trading price of the notes beginning on such trading day and on each successive trading day until the trading price of the notes is greater than or equal to 95% of the closing sale price of our Common Stock multiplied by the then applicable conversion rate.

“Trading price” means, on any date of determination, the average of the secondary bid quotations per note obtained by the conversion agent for $5,000,000 principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that, if at least three such bids cannot reasonably be obtained, but two such bids can reasonably be obtained, then the average of these two bids shall be used; provided, further, that, if at least two such bids cannot reasonably be obtained, but one such bid can reasonably be obtained, this one bid shall be used. If on any date of determination the conversion agent cannot reasonably obtain at least one bid for

$5,000,000 principal amount of the notes from an independent nationally recognized securities dealer or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the trading price of the notes on such date of determination will be deemed to be less than 95% of the closing sale price of our Common Stock on such date multiplied by the then applicable conversion rate.

Conversion During Year Prior to Maturity

Notwithstanding anything herein to the contrary, holders may surrender the notes for conversion at any time on or after March 15, 2026 until the close of business on the business day immediately preceding the maturity date.

Settlement Upon Conversion

Except as set forth below under “— Exchange in Lieu of Conversion,” holders who convert will receive cash and may, at our option as described below, also receive shares of our Common Stock.

Upon conversion, a holder will receive, for each $1,000 principal amount of notes surrendered for conversion, a “settlement amount” equal to the sum of the daily settlement amounts (as defined below) for each of the 20 consecutive trading days in the conversion reference period (as defined below).

The “daily settlement amount,” for each of the 20 trading days in the conversion reference period, shall consist of:

•	cash in an amount equal to the lesser of (i) $1000 divided by 20 (the “daily measurement value”) and (ii) the daily conversion value, as defined below (the “daily required cash amount”); and

•	if the daily conversion value exceeds the daily measurement value, a number of shares of our Common Stock equal to the daily share amount (as defined below) for such trading day, subject to our right to deliver cash in lieu of all or a portion of such shares, as described below.

The “daily conversion value” means, for each of the 20 consecutive trading days in the conversion reference period, one-twentieth (1/20th) of the product of (i) the applicable conversion rate for such day multiplied by (ii) the volume weighted average price (as defined below) per share of our Common Stock on such day.

The “applicable conversion rate” means the conversion rate on any trading day (as defined below).

The “daily share amount” means, for each trading day of the conversion reference period and for each $1,000 principal amount of notes surrendered for conversion, a number of shares (but in no event less than zero) determined by the following formula:

(volume weighted average price per share for such trading day ×
       conversion rate in effect on such trading day ) − $1,000
volume weighted average price per share for such trading day × 20

The “volume weighted average price” per share of our Common Stock on any trading day means such price as displayed on Bloomberg (or any successor service) page ALO <equity> VAP in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the volume weighted average price means the market value per share of our Common Stock on such day as determined by a nationally recognized independent investment banking firm retained for this purpose by us.

A “trading day” is any day on which (i) there is no market disruption event (as defined below) and (ii) the New York Stock Exchange or, if our Common Stock is not listed on the New York Stock Exchange, the principal national securities exchange on which our Common Stock is listed, admitted for trading or quoted, is open for trading or, if the Common Stock is not so listed, admitted for trading or quoted, any business day. A “trading day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then-standard closing time for regular trading on the relevant exchange or trading system.

A “market disruption event” means the occurrence or existence for more than one half-hour in the aggregate on any scheduled trading day for our Common Stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the New York Stock Exchange or otherwise) in our Common Stock or in any options, contracts or future contracts relating to our Common Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

The “conversion reference period” means:

•	the 20 consecutive trading days beginning on the redemption date, if we have called the notes delivered for conversion for redemption;

•	for notes that are converted during the period beginning on the 25th day prior to the maturity date of the notes, the 20 consecutive trading days beginning on the third trading day following the maturity date; and

•	in all other instances, the 20 consecutive trading days beginning on the third trading day following the conversion date.

The “conversion date” with respect to a note means the date on which the holder of the note has complied with all requirements under the indenture to convert such note. Such note will be deemed to have been converted, and the holder will be treated as a shareholder of record of Alpharma, immediately prior to the close of business on the conversion date.

By the close of business on the trading day immediately preceding the first trading day of the applicable conversion reference period, we may specify a percentage of the daily share amount that will be settled in cash (the “cash percentage”) and we will notify you of such cash percentage by notifying the trustee (the “cash percentage notice”). If we elect to specify a cash percentage, the amount of cash that we will deliver in respect of each trading day in the applicable conversion reference period will equal the product of: (i) the cash percentage, (ii) the daily share amount for such trading day and (iii) the volume weighted average price of our Common Stock for such trading day (provided that after the consummation of a fundamental change in which the consideration is comprised entirely of cash, the amount used in this clause (iii) will be the cash price per share received by holders of our Common Stock in such fundamental change). The number of shares deliverable in respect of each trading day in the applicable conversion reference period will be a percentage of the daily share amount equal to 100% minus the cash percentage. If we do not specify a cash percentage by the close of business on the trading day immediately preceding the start of the applicable conversion reference period, we must settle 100% of the daily share amount for each trading day in the applicable conversion reference period with shares of our Common Stock; provided, however, that we will pay cash in lieu of fractional shares as described below. We may, at our option, revoke any cash percentage notice by notifying the trustee; provided that we revoke such notice by the close of business on the trading day immediately preceding the start of the applicable conversion reference period.

The cash and any shares of our Common Stock due upon conversion of the notes will be delivered through the conversion agent as promptly as practicable following the end of the conversion reference period applicable to the notes being converted.

A holder of a note otherwise entitled to a fractional share will receive cash equal to the applicable portion of the arithmetic average of the volume weighted average price of our Common Stock for each of the 20 consecutive trading days of the conversion reference period.

Conversion Procedures

To convert a note represented by a global security, a holder must convert by book-entry transfer to the conversion agent through the facilities of DTC.

To convert a note that is represented by a certificated security (as defined below), a holder must:

•	complete and manually sign a conversion notice, a form of which is on the back of the note, and deliver the conversion notice to the conversion agent;

•	surrender the note to the conversion agent;

•	if required by the conversion agent, furnish appropriate endorsement and transfer documents; and

•	if required, pay all transfer or similar taxes.

On conversion of a note, a holder will not receive, except as described below, any cash payment representing accrued interest. Instead, accrued interest will be deemed paid by the cash and/or shares of Common Stock, if any, received by the holder on conversion. Delivery to the holder of such cash and/or shares will thus be deemed:

•	to satisfy our obligation to pay the principal amount of a note; and

•	to satisfy our obligation to pay accrued and unpaid interest (including any contingent interest).

As a result, accrued interest (including any contingent interest) is deemed paid in full rather than cancelled, extinguished or forfeited. Holders of notes surrendered for conversion during the period from the close of business on any regular record date next preceding any interest payment date to the opening of business of such interest payment date will receive the semiannual interest payable on such notes on the corresponding interest payment date notwithstanding the conversion, and such notes upon surrender must be accompanied by funds equal to the amount of such payment; provided that no such payment need be made:

•	in connection with any conversion following the regular record date immediately preceding the maturity date;

•	if we have specified a redemption date that is after a record date and on or prior to the corresponding interest payment date;

•	if we have specified a repurchase date or a fundamental change purchase date that is after a record date and on or prior to the corresponding interest payment date; or

•	to the extent of any overdue interest or any additional amounts if overdue interest additional amounts exist at the time of conversion with respect to such note.

We will not be required to convert any notes that are surrendered for conversion without payment of interest as required by this paragraph.

Exchange in Lieu of Conversion

When a holder surrenders notes for conversion, we may direct the conversion agent to surrender, on or prior to the commencement of the conversion reference period, such notes to a financial institution designated by us for exchange in lieu of conversion. In order to accept any notes surrendered for conversion, the designated financial institution must agree to deliver, in exchange for such notes, all cash or all shares of our Common Stock or a combination of cash and shares of our Common Stock equal to the consideration due upon conversion, as determined above under “— Conversion Rights — General,” at the option of the designated financial institution. By the close of business on the trading day immediately preceding the start of the conversion reference period, we will notify the holder surrendering notes for conversion that we have directed the designated financial institution to make an exchange in lieu of conversion and such financial institution will be required to notify the conversion agent whether it will deliver, upon exchange, shares of Common Stock, cash or a specified combination thereof. In any case, you will be treated as a shareholder of record of Alpharma as of the conversion date in respect of any shares to be delivered to you.

If the designated financial institution accepts any such notes, it will deliver the appropriate number of shares of our Common Stock or cash, or both, to the conversion agent and the conversion agent will deliver those shares or cash, or combination thereof, as the case may be, to you. Any notes exchanged by the designated financial institution will remain outstanding. If the designated financial institution agrees to accept any notes for exchange but does not timely deliver the related consideration, or if such designated financial institution does not accept the notes for exchange, we will, as promptly as practical thereafter, but not later than the third business day following determination of the average price, convert the notes into cash and shares, if any, of our Common Stock, as described above under “— Conversion Rights — General.”

Our designation of an institution to which the notes may be submitted for exchange does not require the institution to accept any notes. We will not pay any consideration to, or otherwise enter into any agreement with, the designated financial institution for or with respect to such designation.

Adjustment to Conversion Rate

General

The conversion rate on the notes will not be adjusted for accrued interest (including any contingent interest). For a discussion of the tax treatment of a holder receiving cash or cash and shares of our Common Stock, upon surrendering notes for conversion, see “United States Federal Income Tax Considerations.”

We will adjust the conversion rate on the notes if any of the following events occur:

(i) we issue dividends or distributions on shares of our Common Stock payable in shares of our Common Stock.

(ii) we subdivide, combine or reclassify shares of our Common Stock.

(iii) we distribute to all or substantially all holders of shares of our Common Stock certain rights to purchase shares of our Common Stock, or securities convertible into shares of our Common Stock, for a period expiring within 60 days after the record date for such distribution at less than the average of the closing prices for the five consecutive trading days immediately preceding the first public announcement of the distribution; provided that the conversion price will be readjusted to the extent that the rights are not exercised prior to their expiration or are not distributed.

(iv) we distribute to all or substantially all holders of shares of our Common Stock our capital stock, assets (including shares of any subsidiary or business unit of Alpharma) or debt securities or certain rights to purchase our securities (excluding any dividends or distributions described in clause (i) above, any rights described in clause (iii) above and any cash dividends or other cash distributions), in which event the conversion rate will be adjusted by multiplying such conversion rate by a fraction,

•	the numerator of which will be the current market price (as defined below) of our Common Stock; and

•	the denominator of which will be the current market price of our Common Stock minus the fair market value, as determined by our board of directors, of the portion of those assets, debt securities, shares of capital stock or rights so distributed applicable to one share of our Common Stock.

If we distribute capital stock of, or similar equity interests in, a subsidiary or other business unit of Alpharma, then the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our Common Stock, in each case based on the average closing price of those securities (where such closing prices are available) for the 10 trading days commencing on and including the fifth trading day after the “ex-dividend date” (as defined below) for such distribution on the New York Stock Exchange or such other national or regional exchange or market on which the securities are then listed or quoted.

(v) we distribute cash dividends or other cash distributions to all or substantially all holders of our Common Stock, other than (1) distributions described in clause (vi) below or (2) any dividend or distribution in connection with the liquidation, dissolution or winding up of Alpharma, in which event the conversion rate will be adjusted by multiplying such conversion rate by a fraction,

•	the numerator of which will be the current market price of our Common Stock; and

•	the denominator of which will be the current market price of our Common Stock minus the amount per share of such dividend or distribution.

(vi) we or any of our subsidiaries distribute cash or other consideration in respect of a tender offer or exchange offer for our Common Stock, where such cash and the value of any such other consideration per share of our Common Stock validly tendered or exchanged exceeds the closing price of our Common Stock on the trading day following the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer, in which event the conversion rate will be adjusted by multiplying such conversion rate by a fraction,

•	the numerator of which will be the sum of (1) the fair market value, as determined by our board of directors, of the aggregate consideration payable for all shares of our Common Stock purchased in such tender or exchange offer and (2) the product of the number of shares of our Common Stock outstanding, less any such purchased shares, and the closing price of our Common Stock on the trading day following the expiration of the tender or exchange offer; and

•	the denominator of which will be the product of the number of shares of our Common Stock outstanding, including any such purchased shares, and the closing price of our Common Stock on the trading day following the expiration of the tender or exchange offer.

“Current market price” of our Common Stock on any day means the average of the closing price per share of our Common Stock for each of the five consecutive trading days ending on the earlier of the day in question and the day before the “ex-dividend date” with respect to the issuance or distribution requiring such computation.

“Ex-dividend date” means the first date on which the shares of our Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance or distribution.

In the event of a distribution described in clause (iii), (iv) or (v) of the preceding paragraph which, in the case of (iv) or (v), has a per share value equal to more than 15% of the closing price of shares of our Common Stock on the day preceding the declaration date for such distribution, we will be required to give notice to the holders of notes at least 20 trading days prior to the ex-dividend date for such distribution. See “— Conversion Rights — Conversion Upon Occurrence of Specified Corporate Transactions” above.

No adjustment to the conversion rate will be made if holders of notes are entitled to participate in the transaction without conversion or in certain other cases.

To the extent that we have a shareholder rights plan in effect when the notes are converted into shares of our Common Stock, if the plan provides that each share of Common Stock issued upon conversion of notes at any time prior to the distribution of separate certificates representing such rights will be entitled to receive such rights, there shall not be any adjustment to the conversion privilege or conversion rate. If prior to any conversion the rights have separated from the Common Stock, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our Common Stock, our assets, debt securities or rights as described in clause (iv) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

We are permitted, to the extent permitted by law and subject to the applicable rules of stock exchange on which our Common Stock is then listed, to increase the conversion rate of the notes by any amount for a period of at least 20 business days if our board of directors determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or reduce income tax to holders of our Common Stock or rights to purchase shares of our Common Stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

If the applicable conversion rate is increased, holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. As a result, we may be required to pay withholding tax with respect to notes held by foreign persons, among others. Because this deemed income would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay withholding taxes on behalf of a holder, we may, at our option, set-off such payments against payments of cash and Common Stock on the notes. See the discussions under the headings “United States Federal Income Tax Considerations — Consequences to United States Holders — Distributions,” “United States Federal Income Tax Considerations — Consequences to United States Holders — Constructive Distributions” and “United States Federal Income Tax Considerations — Consequences to Non- United States Holders — Dividends and Constructive Distributions” for more details.

Notwithstanding anything in this section “— Adjustment to the Conversion Rate” to the contrary, the conversion rate shall not exceed           per $1,000 principal amount of the notes, other than on account of adjustments to the conversion rate in the manner set forth in clauses (i) through (vi) above.

Treatment of Reference Property

In the event of:

•	any reclassification of our Common Stock;

•	a consolidation, merger or combination involving Alpharma; or

•	a sale or conveyance to another person of all or substantially all of our assets,

in which holders of our outstanding Common Stock would be entitled to receive cash, securities or other property for their shares of Common Stock, if you convert your notes on or after the effective date of any such event, you will receive in connection with any such conversion:

•	cash in an amount equal to the daily required cash amount for each trading day in the conversion reference period; and

•	in lieu of the remaining shares otherwise deliverable, if any, the same type (in the same proportions) of consideration received by holders of our Common Stock in the relevant event (“reference property”) or, at our election, cash or a combination of cash and reference property, in accordance with the applicable procedures set forth under “— Conversion Rights — General;” provided that if holders of our Common Stock have the opportunity to elect the form of consideration to receive in any transaction described above, then we will make adequate provision to give holders of the notes, treated as a single class, a reasonable opportunity to elect the form of such consideration for purposes of determining the composition of the consideration received, and once the election is made, it will apply to all holders of our notes after the effective time of the transaction.

The amount of cash and any reference property you receive will be based on the daily share amounts and volume weighted average prices of reference property, and the applicable conversion rate, as described above, provided that the value of reference property other than cash and publicly traded securities shall be determined in good faith by our board of directors or by a nationally recognized independent investment banking firm retained for this purpose by us.

Adjustment to Conversion Rate Upon Certain Fundamental Changes

If a fundamental change described in any of paragraphs (1) and (2) of the definition of such term (any such fundamental change, a “make-whole fundamental change”) occurs and a holder elects to convert its notes in connection with such fundamental change, we will increase the applicable conversion rate for the notes surrendered for conversion by a number of additional shares of our Common Stock (the “make-whole shares”), as described below. A conversion of notes will be deemed for these purposes to be “in connection with” a make-whole fundamental change if the notice of conversion of the notes is received by the conversion agent from and including the effective date of the make-whole fundamental change up to and including the trading day prior to the related fundamental change purchase date (as described below under “Redemption and Repurchase of the Notes — Fundamental Change”).

The number of make-whole shares will be determined by reference to the table below and will be based on the date on which such make-whole fundamental change becomes effective (the “make-whole fundamental change effective date”) and the stock price. If holders of our Common Stock receive only cash in the case of a make-whole fundamental change described in paragraph (2) of the definition of fundamental change, the “stock price” will be the cash amount paid per share. Otherwise, the “stock price” will be the average of the closing prices per share of our Common Stock over the five trading-day period ending on the trading day preceding the effective date of the fundamental change.

The stock prices set forth in the first column of the table will be adjusted as of any date on which the conversion rate of the notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the applicable conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the applicable conversion rate as so adjusted. In addition, the number of make-whole shares will be subject to adjustment in the same manner as the applicable conversion rate as set forth above under “— Adjustment to Conversion Rate — General.”

The following table sets forth the stock price and number of make-whole shares of our Common Stock to be added to the conversion rate per $1,000 principal amount of notes:

Make-Whole Fundamental	Stock Price
Change Effective Date	$	$	$	$	$	$	$	$	$	$	$

March , 2007
March , 2008
March , 2009
March , 2010
March , 2011
March , 2012
March , 2013
March , 2014

The exact stock prices and effective dates may not be set forth in the applicable table, in which case:

•	If the stock price is between two stock price amounts in the applicable table or the effective date is between two dates in the applicable table, the make-whole shares issued upon conversion of the notes will be determined by straight-line interpolation between the number of make-whole shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

•	If the stock price is in excess of $ per share of Common Stock (subject to adjustment), no make-whole shares will be issued upon conversion of the notes; and

•	If the stock price is less than $ per share of Common Stock (subject to adjustment), no make-whole shares will be issued upon conversion of the notes.

Redemption and Repurchase of the Notes

The circumstances in which we may, or we are required to, redeem or repurchase the notes prior to their stated maturity are described below.

Redemption at our Option

Prior to March 20, 2014, we will not have the right to redeem the notes. We will have the right to redeem the notes in whole or in part, at any time or from time to time, on or after March 20, 2014 upon not less than 30 nor more than 60 days prior notice by mail, for a cash price equal to 100% of the principal amount of the notes plus accrued and unpaid interest (including any contingent interest), if any, up to, but not including, the redemption date.

If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed by lot, on a pro rata basis or by another method the trustee considers appropriate.

If the trustee selects a portion of your notes for partial redemption and you convert a portion of the same notes, the converted portion will be deemed first to be from the portion selected for redemption.

In the event of any redemption in part, we will not be required to:

•	issue, register the transfer of or exchange any note during a period beginning at the opening of business 15 days before any selection of notes for redemption and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of notes to be so redeemed, or

•	register the transfer of or exchange any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

Repurchase Rights

Holders have the right to require us to repurchase the notes on March 15, 2014, March 15, 2017 and March 15, 2022, each of which we refer to as a “repurchase date.” We will be required to repurchase any outstanding notes for which you deliver a written repurchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the relevant repurchase date until the close of business on the last day prior to the repurchase date. If the repurchase notice is given and withdrawn during the period, we will not be obligated to repurchase the related notes. Our repurchase obligation will be subject to some additional conditions. Also, our ability to satisfy our repurchase obligations may be affected by the factors described in “Risk Factors — Risks Relating to this Offering — We may not be able to repurchase the notes upon a fundamental change or upon the exercise of your option to require us to repurchase the notes, or pay you cash upon conversion of your notes.”

The repurchase price will be payable in cash and will be equal to 100% of the principal amount of notes to be repurchased, plus accrued and unpaid interest (including any contingent interest), if any, on such repurchase date.

To exercise this right, the holder must deliver a written notice to the paying agent prior to the close of business on the repurchase date. The required repurchase notice shall state:

•	if certificated notes have been issued, the certificate number of the notes (or if your notes are not certificated, your notice must comply with appropriate DTC procedures);

•	the portion of the principal amount of notes to be repurchased, which portion must be $1,000 or an integral multiple of $1,000; and

•	that we are to repurchase such notes pursuant to the applicable provisions of the notes and the indenture.

A holder may withdraw any repurchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the repurchase date. The notice of withdrawal shall state:

•	the principal amount being withdrawn;

•	the certificate numbers of the notes being withdrawn (or, if your notes are not certificated, your notice must comply with appropriate DTC procedures); and

•	the principal amount, if any, of the notes that remain subject to the repurchase notice.

Our obligation to pay the repurchase price for a note for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with all necessary endorsements and compliance by the holder with all DTC procedures, as applicable, to the paying agent at any time after the delivery of such repurchase notice. Payment of the repurchase price for such note will be made on the third business day following the later of the repurchase date or the time of delivery of such note.

If the paying agent holds money sufficient to pay the repurchase price of the note on the third business day following the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, interest (including any contingent interest) on such note will cease to accrue, whether or not the note is delivered to the paying agent, and all other rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the note.

In connection with any repurchase at the option of the holders, to the extent required by applicable law, we will:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable; and

•	otherwise comply with all federal and state securities laws as necessary under the indenture to effect a repurchase of notes by us at the option of a holder.

Fundamental Change

In the event of any fundamental change (as defined below), each holder will have the right, at the holder’s option, subject to the terms and conditions of the indenture, to require us to purchase for cash all or any portion of the holder’s notes in integral multiples of $1,000 principal amount at a price (the “fundamental change purchase price”) equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest (including any contingent interest) up to, but not including, the fundamental change purchase date, unless the fundamental change purchase date is after a regular record date and on or prior to the interest payment date to which it relates, in which case interest accrued to the interest payment date will be paid to holders of the notes as of the preceding record date. Upon a valid exercise of such an option, we will be required to purchase the notes as of the date that is no later than 35 trading days after the occurrence of such fundamental change (a “fundamental change purchase date”).

As promptly as practicable following the date we publicly announce such transaction but in no event less than 15 days prior to the anticipated effective date of a fundamental change, we are obligated to mail to the trustee and to all holders of notes at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice regarding the fundamental change, which notice shall state, among other things, as applicable:

•	the events causing a fundamental change;

•	the date of such fundamental change;

•	the last date on which the purchase right may be exercised;

•	the fundamental change purchase price;

•	the fundamental change purchase date;

•	the name and address of the paying agent and the conversion agent;

•	the applicable conversion rate and any adjustments to the applicable conversion rate;

•	that notes with respect to which a fundamental change purchase notice is given by the holder may be converted only if the fundamental change purchase notice has been withdrawn in accordance with the terms of the indenture; and

•	the procedures that holders must follow to exercise these rights.

To exercise this right, the holder must deliver a written notice to the paying agent prior to the close of business on the fundamental change purchase date. The required purchase notice upon a fundamental change shall state:

•	if certificated notes have been issued, the certificate number of the notes (or, if your notes are not certificated, your notice must comply with appropriate DTC procedures);

•	the portion of the principal amount of notes to be purchased, which portion must be $1,000 or an integral multiple of $1,000; and

•	that we are to purchase such notes pursuant to the applicable provisions of the notes and the indenture.

A holder may withdraw any fundamental change purchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the fundamental change purchase date. The notice of withdrawal shall state:

•	the principal amount being withdrawn;

•	the certificate numbers of the notes being withdrawn (or, if your notes are not certificated, your notice must comply with appropriate DTC procedures); and

•	the principal amount, if any, of the notes that remain subject to a fundamental change purchase notice.

Our obligation to pay the fundamental change purchase price for a note for which a fundamental change purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with all necessary endorsements and compliance by the holder with all DTC procedures, as applicable, to the paying agent at any time after the delivery of such fundamental change purchase notice. Payment of the fundamental change purchase price for such note will be made on the third business day following the later of the fundamental change purchase date or the time of delivery of such note.

If the paying agent holds money sufficient to pay the fundamental change purchase price of the note on the third business day following the fundamental change purchase date in accordance with the terms of the indenture, then, immediately after the fundamental change purchase date, interest on such note will cease to accrue, whether or not the note is delivered to the paying agent, and all other rights of the holder shall terminate, other than the right to receive the fundamental change purchase price upon delivery of the note.

A “fundamental change” means the occurrence of any of the following:

(1) the direct or indirect sale, conveyance, transfer, lease or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Alpharma and its subsidiaries taken as a whole to any person other than us or one of our subsidiaries;

(2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of our voting stock, provided no such transaction will be a fundamental change if persons that beneficially own the voting securities of Alpharma immediately prior to the transaction own, directly or indirectly, a majority of the voting securities of the surviving or transferee person immediately after the transaction in substantially the same proportion as their ownership of the voting securities immediately prior to the transaction;

(3) the adoption of a plan relating to the liquidation or dissolution of us; or

(4) a termination of trading.

For purposes of defining a fundamental change, the term “person” means any individual, partnership, corporation, limited liability company, joint stock company, business trust, trust, unincorporated association, joint venture or other entity, or a government or political subdivision or agency thereof, and the term “group” has the meanings given by Section 13(d) and 14(d) of the Exchange Act or any successor provisions and includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act or any successor provision; and the term “beneficial owner” is determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act or any successor provisions, except that a person will be deemed to have beneficial ownership of all shares that person has the right to acquire irrespective of whether that right is exercisable immediately or only after the passage of time. A “termination of trading” will be deemed to have occurred if our Common Stock (or other Common Stock into which the notes are then convertible) is not listed for trading on a U.S. national securities exchange.

The definition of fundamental change includes a phrase relating to the direct or indirect sale, conveyance, transfer, lease or other disposition of “all or substantially all” of the properties or assets of Alpharma and those of its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Alpharma and those of its subsidiaries taken as a whole to another person or group may be uncertain.

Notwithstanding the foregoing, it will not constitute a fundamental change under clause (2) above if at least 90% of the consideration for our Common Stock in the transaction or transactions constituting the fundamental change consists of Common Stock traded or quoted on a United States national securities exchange, or which will be so traded or quoted when issued or exchanged in connection with the fundamental change, and as a result of such transaction or transactions the notes become convertible solely into such Common Stock.

In connection with any purchase offer in the event of a fundamental change, to the extent required by applicable law, we will:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable; and

•	otherwise comply with all federal and state securities laws as necessary under the indenture to effect a fundamental change purchase of notes by us at the option of a holder.

No notes may be purchased by us at the option of holders upon a fundamental change if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the fundamental change purchase price with respect to the notes.

Fundamental change redemption rights could discourage a potential acquirer. However, this fundamental change redemption feature is not the result of management’s knowledge of any specific effort to obtain control of Alpharma by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions. The term “fundamental change” is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations. For example, we could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a fundamental change with respect to the fundamental change purchase feature of the notes, but that would increase the amount of the outstanding indebtedness of us or our subsidiaries. Our obligation to offer to purchase the notes upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction.

We may be unable to purchase the notes in the event of a fundamental change. If a fundamental change were to occur, we may not have enough funds to pay the redemption price for all the tendered notes. A fundamental change also may constitute a default under our Senior Credit Facility. Any future credit agreements or other agreements relating to our indebtedness may contain these or similar provisions. If a fundamental change occurs at a time when we are prohibited from purchasing notes, we could seek the consent of our lenders to purchase the notes or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to purchase the notes. Our failure to purchase tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness.

Events of Default and Acceleration

The indenture provides that the occurrence of any of the following events from the date of issuance of the notes constitutes an event of default under the indenture and the notes:

•	default in payment of the principal amount, redemption price, repurchase price or fundamental change purchase price with respect to any note when such becomes due and payable;

•	default in payment of any interest (including any contingent interest) due on the notes, which default continues for 30 days;

•	our failure to comply with our obligation to convert the notes in accordance with the terms of the indenture upon exercise of a holder’s conversion right;

•	our failure to issue a fundamental change purchase notice when required, which default continues for 5 days;

•	our failure to comply with any of our other agreements in the notes or the indenture upon receipt by us of notice of such default by the trustee or by holders of not less than 25% in aggregate principal amount of the notes then outstanding and our failure to cure (or obtain a waiver of) such default within 60 days after we receive such notice;

•	(i) our failure to make any payment by the end of any applicable grace period after maturity of indebtedness, which term as used in the indenture means obligations (other than non-recourse obligations) of any such person for borrowed money or evidenced by bonds, notes or similar instruments (“Indebtedness”) in an amount in excess of $30.0 million and continuance of such failure, or (ii) the acceleration of Indebtedness in an amount in excess of $30.0 million because of a default with respect to such Indebtedness without such Indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled within a period of 30 days after written notice to us by the trustee or to us and the trustee by the holders of not less than 25% in aggregate principal amount of the notes then outstanding. However, if any such failure or acceleration referred to in (i) or (ii) above shall cease or be cured, waived, rescinded or annulled, then the event of default by reason thereof shall be deemed not to have occurred; and

•	certain events of bankruptcy, insolvency or reorganization affecting us or any of our “significant subsidiaries” (as such term is defined under Regulation S-X under the Securities Act).

If an event of default shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare the principal amount of the notes and any accrued and unpaid interest (including any contingent interest) through the date of such declaration, to be immediately due and payable. In the case of certain events of bankruptcy, insolvency or reorganization with respect to Alpharma, the principal amount of the notes and any unpaid interest accrued thereon through the occurrence of such event shall automatically become and be immediately due and payable.

The indenture requires the trustee to give to the holders of the notes notice of all uncured defaults known to the trustee within 90 days after the occurrence of such default (the term “default” used here includes the events of default summarized above, exclusive of any grace period or requirement that notice of default be given); provided, however, that except in the case of a default in the payment of principal of or interest on the outstanding notes, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of the outstanding notes.

No holder of any notes may institute any action under the indenture, unless and until:

•	such holder has given the trustee written notice of a continuing event of default;

•	the holders of 25% in aggregate principal amount of the outstanding notes have requested the trustee to institute proceedings in respect of such event of default;

•	such holder or holders has or have offered the trustee such reasonable indemnity as the trustee may require;

•	the trustee has failed to institute an action for 60 days thereafter; and

•	no inconsistent direction has been given to the trustee during such 60-day period by the holders of a majority in aggregate principal amount of the outstanding notes.

The holders of a majority in aggregate principal amount of the outstanding notes will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee with respect to the notes. The indenture provides that if an event of default has occurred and is continuing, the trustee, in exercising its rights and powers under the indenture, will be required to use the degree of care of a prudent person in the conduct of his or her own affairs. The indenture further provides that the trustee will not be required to expend or risk its own funds, or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers under the indenture, if the trustee has reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured.

The holders of a majority in aggregate principal amount of the outstanding notes may, on behalf of the holders of all notes, waive any past default with respect to the notes, except a default not already cured in the payment of any principal of or interest (including any contingent interest) on any notes, or in respect of a covenant or provision in the indenture that cannot be modified without the consent of the holder of each outstanding note. See “— Modification of the Indenture.”

We are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate signed by certain of our officers stating whether such officers have obtained knowledge of any default and, if such officer has obtained knowledge of any default, specifying each such default of which the signer has knowledge and the nature thereof.

Consolidation, Merger and Sale of Assets

We may consolidate with or merge into any person or convey, transfer or lease our respective properties and assets substantially as an entirety to another person, provided that:

•	the resulting, surviving or transferee person (if other than us) is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

•	such corporation assumes all our obligations under the notes and the indenture; and

•	immediately after giving effect to the transaction, no event of default shall have occurred and be continuing under the indenture, and no event or condition which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing;

Upon the assumption of our obligations by such person in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture. Although such transactions are permitted under the indenture, the occurrence of certain of the foregoing transactions could constitute a fundamental change, permitting each holder to require us to purchase the notes of such holder as described above.

Modification

We and the trustee may enter into supplemental indentures that add, change or eliminate provisions of the indenture or modify the rights of the holders of the notes with the consent of the holders of at least a majority in principal amount of the notes then outstanding. However, without the consent of each holder affected thereby, no supplemental indenture may:

•	reduce the principal amount of, redemption price, repurchase price or fundamental change purchase price with respect to, or any interest (including any contingent interest) on, any note, or change the time at which the notes may or must be redeemed or repurchased;

•	make any note payable in any currency or securities other than that stated in the note;

•	change the stated maturity date of the principal of, or the date of any interest payment (including any contingent interest payment) due upon, any note;

•	make any change that adversely affects the right of a holder to convert any note;

•	make any change that adversely affects the right to require us to purchase a note;

•	impair the right to convert or receive payment with respect to the notes or the right to institute suit for the enforcement of any payment with respect to, or conversion of, the notes;

•	reduce the percentage in principal amount of outstanding notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults, or modify provisions with respect to waiver (including waiver of events of default), except to increase the percentage required for waiver or to provide for consent of each affected holder of notes; or

•	change the provisions in the indenture that relate to modifying or amending the provisions of the indenture described above.

Without the consent of any holder of the notes, we and the trustee may enter into supplemental indenture for any of the following purposes:

•	to cure any ambiguity, omission, defect or inconsistency in the indenture;

•	to evidence a successor to us and the assumption by that successor of our obligations under the indenture and the notes;

•	to secure our obligations in respect of the notes and the indenture;

•	to add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us;

•	conform the text of the indenture or the notes to any provision of this description of the notes;

•	to make any changes to comply with the Trust Indenture Act, or any amendment thereto, or to comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act; and

•	to make any change that does not adversely affect the rights of any holder of the notes.

No amendment to cure any ambiguity, defect or inconsistency in the indenture made solely to conform the indenture to the description of notes contained in this offering memorandum will be deemed to adversely affect the interests of the holders of the notes.

The holders of a majority in principal amount of the outstanding notes may, on behalf of the holders of such notes, waive any existing or past default under the indenture and its consequences, except an uncured default in the payment of the principal amount, accrued and unpaid interest (including any contingent interest) or fundamental change purchase price or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

Calculations in Respect of Notes

Except as otherwise provided above, we are responsible for making all calculations called for under the notes. These calculations include, but are not limited to, daily conversion values, the conversion date, the volume weighted average price, the conversion reference period, the trading prices of the notes, the closing price, the conversion price, the applicable conversion rate and the number of shares of Common Stock, if any, to be issued upon conversion of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely upon the accuracy of our calculations without independent verification.

Information Concerning the Trustee

U.S. Bank National Association will be the initial trustee, registrar paying agent and conversion agent under the indenture. We and our affiliates have entered, and from time to time may continue to enter, into banking or other relationships with U.S. Bank National Association or its affiliates. The trustee may resign or be removed by the holders of a majority of the notes in certain circumstances, and a successor trustee may be appointed by us to act with respect to the notes.

Satisfaction and Discharge

The satisfaction and discharge provisions of the indenture will apply to the notes. You should read these provisions of the indenture. However, the defeasance provisions of the indenture will not apply to the notes.

Notices

Except as otherwise provided in the indenture, notices to holders of the notes will be made by first class mail, postage prepaid, to the registered holders.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Global Notes; Book-Entry; Form

We will initially issue the notes in the form of global securities. The global securities will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, each global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You will hold your beneficial interests in the global securities directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form (called “certificated securities”) will be issued only in limited circumstances described below.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the initial purchaser, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

We expect that pursuant to procedures established by DTC upon the deposit of the global securities with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global securities to the accounts of participants. The accounts to be credited shall be designated by the initial purchaser.

Ownership of beneficial interests in the global securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global securities will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global securities.

Owners of beneficial interests in global securities who desire to convert their interests into Common Stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion. So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC.

Except as set forth below, as an owner of a beneficial interest in a global security, you will not be entitled to have the notes represented by a global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under a global security. We understand that under existing industry practice, if an owner of a beneficial interest in a global security desires to take action that DTC, as the holder of the global securities, is entitled to take, DTC would authorize the participants to take such action. Additionally, in such case, the participants would authorize beneficial owners through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of and interest on the notes represented by the global securities registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global securities. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global securities or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC or its nominee, upon receipt of any payment of the principal of or interest on a global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global securities as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in a global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global securities for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global securities owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depositary for the global securities or ceases to be a clearing agency and we do not appoint a successor depositary or clearing agency within 90 days after receiving notice from DTC or becoming aware that DTC is no longer a clearing agency or there is an event of default under the notes, DTC will exchange the global securities for certificated securities which it will distribute to its participants. Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global securities among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

DESCRIPTION OF CAPITAL STOCK

General

The following is a summary of the key terms and provisions of our capital stock. You should refer to the applicable provisions of our amended and restated certificate of incorporation and our amended and restated by-laws, the Delaware General Corporation Law and our public filings for a complete statement of the terms and rights of our capital stock.

As of the date of this prospectus supplement, we are authorized to issue up to 75,000,000 shares of Class A Common Stock, par value $0.20 per share, and 15,000,000 shares of Class B Common Stock. As of February 28, 2007, we had 43,172,288 shares of Class A Common Stock issued and outstanding. All shares of Class B Common Stock were held by our subsidiaries, and are treated as treasury stock.

Common Stock

Subject to the prior rights of any holders of any preferred stock, the holders of shares of our common stock are entitled to share ratably in such dividends as may be declared by the board of directors and paid by us out of funds legally available therefore and, upon dissolution and liquidation, to share ratably in the net assets available for distribution to stockholders after payment of all debts and other liabilities. The shares of our Class A Common Stock are neither redeemable nor convertible, and the holders have no preemptive or subscription rights to purchase any of our securities.

Each outstanding share of Class A Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. The shares do not entitle their holders to cumulate their votes in connection with the election of directors. The Class B Common Stock cannot be voted because it is held as treasury stock.

Preferred Stock

Our board of directors is authorized to issue preferred stock in classes or series and to fix the designations, preferences, qualifications, limitations or restrictions of any class or series with respect to the rate and nature of dividends, the price and terms and conditions on which shares may be redeemed, the amount payable in the event of voluntary or involuntary liquidation, the terms and conditions for conversion or exchange into any other class or series of stock, voting rights and other terms. As of the date of this prospectus supplement, there are 500,000 shares of preferred stock authorized, par value $1.00 per share, none of which is currently outstanding.

Possible Anti-Takeover Provisions

Our amended and restated certificate of incorporation, our by-laws and the Delaware Corporate Law contain provisions that might be characterized as anti-takeover provisions. Such provisions may render more difficult possible takeover proposals to acquire control of us and make removal of our management more difficult. In particular, our by-laws permit the board of directors to increase its own size and fill the resulting vacancies.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income tax considerations relating to the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax considerations. This summary is based on the provisions of the United States Internal Revenue Code of 1986, as amended (which we refer to as the Code), the Treasury regulations promulgated thereunder, judicial authority, published administrative positions of the United States Internal Revenue Service (which we refer to as the IRS), and other applicable authorities, all as in effect on the date of this document, and all of which are subject to change, possibly on a retroactive basis. However, no statutory, regulatory, administrative or judicial authority directly addresses the treatment of the notes for United States federal income tax purposes, although a published ruling from the IRS on the treatment of notes similar to the notes offered hereby is consistent with the discussion herein. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary and there can be no assurance that the IRS will agree with our statements and conclusions.

This summary deals only with beneficial owners of notes that purchase the notes in this offering at their issue price (as defined below) and that will hold the notes as “capital assets” within the meaning of section 1221 of the Code (generally, property held for investment). This summary does not purport to deal with all aspects of United States federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or status, such as:

•	banks or other financial institutions,

•	tax-exempt organizations,

•	S corporations,

•	partnerships or other pass-through entities for United States federal income tax purposes,

•	insurance companies,

•	broker-dealers or dealers or traders in securities or currencies,

•	certain former citizens or residents of the United States subject to section 877 of the Code,

•	taxpayers subject to the alternative minimum tax,

•	regulated investment companies,

•	persons that hold notes or the Class A Common Stock into which the notes may be converted as part of a hedge, straddle, synthetic security or conversion transaction or other integrated investment comprised of a note or the Class A Common Stock into which the note may be converted and one or more other investments, and

•	United States Holders (as defined below) whose “functional currency” is not the United States dollar.

Moreover, the effect of any applicable estate or gift, state, local or non-United States tax laws is not discussed. In addition, this summary does not address any United States federal, state or local or any non-United States tax consequences of owning or disposing of the Class A Common Stock.

In the case of a beneficial owner of the notes that is classified as a partnership for United States federal income tax purposes, the tax treatment of the notes to a partner of the partnership generally will depend on the tax status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes, then you should consult your own tax advisors.

The following discussion is for informational purposes only and is not a substitute for careful tax planning and advice. Investors considering the purchase of notes should consult their own tax advisors with respect to the application of the United States federal income tax laws to their particular situations, as well as any tax consequences arising under the estate or gift tax laws or the laws of any state, local or non-United States taxing jurisdiction or under any applicable tax treaty.

To ensure compliance with IRS Circular 230, you are hereby notified that any discussion of tax matters set forth in this offering memorandum was written in connection with the promotion or marketing of the transactions or matters addressed herein and was not intended or written to be used, and cannot be used by any prospective investor, for the purpose of avoiding tax-related penalties under United States federal, state or local tax law. Each prospective investor should seek advice based on its particular circumstances from an independent tax advisor.

For purposes of this discussion, a “United States Holder” is a beneficial owner of a note that, for United States federal income tax purposes, is:

•	a citizen or resident alien individual of the United States;

•	a corporation (or other entity treated as a corporation for United States federal income tax purposes) organized under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to United States federal income tax regardless of its source; or

•	a trust if (1) a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

A “Non-United States Holder” is a beneficial owner of a note that is, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

Classification of the Notes

Pursuant to the terms of the indenture, we and each holder of the notes agree, for United States federal income tax purposes, to treat the notes as indebtedness that is subject to the regulations governing contingent payment debt instruments, which we refer to as the CPDI regulations, with a “comparable yield” calculated in the manner described below, and the remainder of this discussion assumes that the notes will be so treated.

The treatment of the notes for United States federal income tax purposes is not entirely clear. The IRS has issued Revenue Ruling 2002-31 in which the IRS addressed the United States federal income tax classification and treatment of a debt instrument similar to the notes, and the IRS concluded that the debt instrument addressed in that published guidance was subject to the CPDI regulations. In addition, the IRS clarified various aspects of the application of certain other provisions of the Code to the debt instrument addressed in that published guidance. However, the application of Revenue Ruling 2002-31 to any particular debt instrument, such as the notes, is uncertain. In addition, no rulings are expected to be sought from the IRS with respect to any of the United States federal income tax consequences discussed below, and no assurance can be given that the IRS or a court will not take contrary positions. A different treatment of the notes for United States federal income tax purposes could significantly alter the amount, timing, character, and treatment of income, gain or loss recognized in respect of the notes from that which is described below and could require a United States Holder to accrue interest income at rate different from the “comparable yield” described below.

United States Holders

The following discussion is a summary of certain United States federal income tax consequences that will apply to you if you are a United States Holder.

Accrual of Interest on the Notes

Pursuant to the CPDI regulations, a United States Holder will be required to accrue interest income on a note, in the amounts described below, for each taxable year that the United States Holder holds a note, regardless of whether the United States Holder uses the cash or accrual method of tax accounting. Accordingly, United States Holders may be required to include interest in taxable income in each year in excess of any interest payments (whether fixed or contingent) actually received in that year.

The CPDI regulations provide that a United States Holder must accrue an amount of ordinary interest income on a note, as original issue discount for United States federal income tax purposes, for each accrual period prior to and including the maturity date of the notes. The amount required to be accrued equals the sum of the daily portions of original issue discount with respect to the note for each day during the taxable year or portion of a taxable year on which the United States Holder holds the note, adjusted if necessary as described below. In general, the daily portion of original issue discount on a note is (1) the product of (i) the adjusted issue price (as defined below) of the note as of the beginning of the accrual period; and (ii) the comparable yield (as defined below) of the notes, adjusted for the length of the accrual period, divided by (2) the number of days in the accrual period.

The issue price of the notes is the first price at which a substantial amount of the notes is sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a note is its issue price increased by any interest income previously accrued in accordance with the CPDI regulations, determined without regard to any adjustments to interest accruals described below, and decreased by the projected amount of any payments (in accordance with the projected payment schedule described below) previously made with respect to the notes. The term “comparable yield” means the annual yield that we would pay, as of the initial issue date, on a fixed rate nonconvertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the notes. We have determined that the comparable yield for the notes is an annual rate of      %, compounded semiannually. The manner in which we should determine the comparable yield in these circumstances, however, is not entirely clear. If our determination of the comparable yield were successfully challenged by the IRS, the redetermined yield could be materially greater or less than the comparable yield that we have determined. In addition, there have been various proposals in the United States Congress that, if ever passed into law, may affect the treatment of the notes for United States income tax purposes. Whether any such proposal becomes law is uncertain.

The CPDI regulations require that we provide to United States Holders, solely for United States federal income tax purposes, a schedule of the projected amounts of payments, which we refer to as projected payments, on the notes. These payments as scheduled must produce a total return on the notes that is equal to the comparable yield. The projected payment schedule includes both fixed coupon payments and estimates for payments of contingent interest and an estimate for a payment at maturity, taking into account the conversion feature of the notes.

You have agreed to (and, for United States federal income tax purposes, must) use the comparable yield and projected payment schedule in determining your interest accruals, and the adjustments thereto described below, in respect of the notes. Although, under United Stated federal income tax law, you would generally be permitted to determine your own comparable yield or projected payment schedule if you were to timely disclose and justify the use of those other estimates to the IRS and establish that our comparable yield or schedule of projected payments is unreasonable, you are bound pursuant to the indenture by our projected payment schedule and our determination of the rate at which interest will be deemed to accrue for United States federal income tax purposes, as discussed above under “Description of the Notes.” This comparable yield and the schedule of projected payments will be set forth in the indenture. You may also obtain the projected payment schedule by submitting a written request for such information to the address set forth under “Where You Can Find More Information.”

The comparable yield and the schedule of projected payments are not determined for any purpose other than for the determination of a holder’s interest accruals and adjustments thereof in respect of the notes for United States federal income tax purposes and do not constitute a projection or representation regarding the actual amounts payable on the notes.

Amounts treated as interest under the CPDI regulations are treated as original issue discount for all purposes of the Code.

Adjustments to Interest Accruals on the Notes

If, during any taxable year, a United States Holder receives actual payments with respect to the notes that in the aggregate exceed the total amount of projected payments for that taxable year, then, under the CPDI regulations, the United States Holder will have a “net positive adjustment” equal to the amount of such excess. The United States Holder will treat the “net positive adjustment” as additional interest income. For this purpose, the payments received in a taxable year include the fair market value of our Class A Common Stock received in that year.

If a United States Holder receives in a taxable year actual payments with respect to the notes that in the aggregate are less than the amount of projected payments for that taxable year, then, under the CPDI regulations, the United States Holder will have a “net negative adjustment” equal to the amount of such deficit. This adjustment will (a) reduce the United States Holder’s interest income on the notes for that taxable year, and (b) to the extent of any remaining amount after the application of (a), give rise to an ordinary loss to the extent of the United States Holder’s interest income on the notes during prior taxable years, reduced to the extent that such interest was offset by prior net negative adjustments. Any negative adjustment in excess of the amount described in (a) and (b) will be carried forward, as a negative adjustment, to offset future interest income in respect of the notes or to reduce the amount realized on a sale, exchange or retirement of the notes.

Sale, Exchange, Conversion or Redemption

Upon the sale, exchange or redemption of a note, the repurchase by us of a note at the option of a holder, or the conversion of a note in exchange for cash and Class A Common Stock, if any, a United States Holder generally will recognize income or loss. Under this treatment, conversion of a note will result in taxable gain or loss to you. As described above, our calculation of the comparable yield and the schedule of projected payments for the notes includes the receipt of cash and Class A Common Stock, if any, upon conversion as a contingent payment with respect to the notes. Accordingly, we intend to treat the receipt of cash and Class A Common Stock, if any, by a United States Holder upon the conversion of a note as a payment under the CPDI regulations. As described above, holders have agreed to be bound by our determination of the comparable yield and the schedule of projected payments.

The amount of income or loss on a sale, exchange, redemption, repurchase by us at the option of a holder or conversion of a note will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the United States Holder, including the fair market value of any of our Class A Common Stock received, and (b) the United States Holder’s adjusted tax basis in the note. A United States Holder’s adjusted tax basis in a note will generally be equal to the United States Holder’s original purchase price for the note, increased by any interest income previously accrued by the United States Holder (determined without regard to any adjustments to interest accruals described above), and decreased by the amount of any projected payments that have been previously scheduled to be made in respect of the note (without regard to the actual amount paid). Income recognized upon a sale, exchange, conversion or redemption of a note will be treated as ordinary interest income; any loss will be treated as ordinary loss to the extent of interest previously included in income, and thereafter as capital loss (which will be long-term if the note has been held for more than one year). The deductibility of capital losses is subject to limitations under the Code.

A United States Holder’s tax basis in any Class A Common Stock received upon conversion of a note will equal the then current fair market value of such Class A Common Stock. The United States Holder’s holding period for the Class A Common Stock received will commence on the day immediately following the date of conversion.

Constructive Dividends

If at any time we make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for United States federal income tax purposes and, in accordance with the anti-dilution provisions of the notes, the conversion rate of the notes is increased, such increase generally would be deemed to be the payment of a taxable dividend to you to the extent of our earnings and profits, notwithstanding the fact that you do not receive a cash payment.

For example, an increase in the conversion rate in the event of distribution of our evidence of indebtedness or an increase in the conversion rate as a result of certain cash dividends will generally result in deemed taxable dividend treatment to you, but generally an increase in the event of stock dividends or the distribution of rights to subscribe for Class A Common Stock will not.

Any such constructive distribution will be taxable as a dividend, return of capital or capital gain in accordance with the tax rules applicable to corporate distributions, but may not be eligible for reduced rates of tax applicable to certain dividends paid to individual holders, nor for the dividends-received deduction applicable to certain dividends paid to corporate holders.

Backup Withholding Tax and Information Reporting

In general, we must report certain information to the IRS with respect to payments of principal, premium, if any, and interest (including original issue discount) on a note and payments of the proceeds of the sale or other disposition of a note, to certain non-corporate United States Holders. The payor (which may be us or an intermediate payor) will be required to impose backup withholding tax, currently at a rate of 28%, if (i) the payee fails to furnish a taxpayer identification number (“TIN”) to the payor or to establish an exemption from backup withholding tax; (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect; (iii) there has been a notified payee underreporting described in section 3406(c) of the Code; or (iv) the payee has not certified under penalties of perjury that it has furnished a correct TIN and that the IRS has not notified the payee that it is subject to backup withholding tax under the Code. Any amounts withheld under the backup withholding tax rules from a payment to a United States Holder will be allowed as a credit against that holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

Non-United States Holders

The following is a summary of certain United States federal tax consequences that will apply to you if you are a Non-United States Holder. The following discussion applies only to Non-United States Holders, and assumes that no item of income, gain, deduction or loss derived by the Non-United States Holder in respect of the notes or the Class A Common Stock at any time is effectively connected with the conduct of a United States trade or business. Special rules, not discussed herein, may apply to certain Non-United States Holders, such as:

•	certain former citizens or residents of the United States;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	corporations that accumulate earnings to avoid United States federal income tax;

•	investors in pass-through entities that are subject to special treatment under the Code; and

•	Non-United States Holders that are engaged in the conduct of a United States trade or business.

Non-United States Holders should consult their own tax advisors to determine the United States federal, state, local and foreign tax consequences that may be relevant to them.

Payments with Respect to the Notes

All payments on the notes to a Non-United States Holder, including a payment in Class A Common Stock pursuant to a conversion, and any gain realized on a sale or exchange of the notes, will be exempt from United States federal income or withholding tax, provided that, in the case of interest (including a payment pursuant to conversion and any gain realized on a sale or exchange of the note):

(a) such Non-United States Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

(b) the beneficial owner of a note certifies on IRS Form W-8BEN (or successor form), under penalties of perjury, that it is not a United States person and provides its name and address or otherwise satisfies applicable documentation requirements;

(c) the non-United States Holder is not a bank that acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and

(d) with respect to gain (treated as interest income) realized on a sale, exchange or conversion of the notes, our Class A Common Stock continues to be actively traded within the meaning of section 871(h)(4)(C)(v)(I) of the Code and we have not been a United States real property holding corporation, as defined in the Code, at any time within the five-year period preceding the disposition or your holding period, whichever is shorter. We believe that we have not been during the past five years, are not, and do not anticipate becoming, a United States real property holding corporation; however no assurance can be given in this regard.

If a Non-United States holder cannot satisfy the requirements of described above, then interest on the notes (including a payment pursuant to conversion and any gain realized on the sale or exchange of the notes) will be subject to United States withholding tax at a rate of 30%, unless the holder provides to us or our agent, or to the otherwise applicable withholding agent, a properly executed IRS Form W-8BEN claiming an exemption from or reduction of the withholding tax under the benefit of an income tax treaty.

Adjustments to Conversion Ratio

A Non-United States Holder may be subject to United States federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty on deemed dividend income attributable to an adjustment to the conversion rate of the notes.

Backup Withholding Tax and Information Reporting

The amount of interest paid to a Non-United States Holder and the amount of tax, if any, withheld from such payment generally must be reported annually to the Non-United States Holder and to the IRS. The IRS may make this information available under the provisions of an applicable income tax treaty to the tax authorities in the country in which a Non-United States Holder is resident.

Provided that a Non-United States Holder has complied with certain reporting procedures (usually satisfied by providing an IRS Form W-8BEN) or otherwise establishes an exemption, a Non-United States Holder generally will not be subject to backup withholding tax with respect to interest payments on, and the proceeds from disposition of, a note, unless the payor knows or has reason to believe that the holder is a United States person. Additional rules relating to information reporting requirements and backup withholding tax with respect to the payment of proceeds from the disposition of a note are as follows:

•	If the proceeds are paid to or through the United States office of a broker, a Non-United States Holder generally will be subject to backup withholding tax and information reporting unless the Non-United States Holder certifies under penalties of perjury that it is not a United States person (usually on an IRS Form W-8BEN) or otherwise establishes an exemption.

•	If the proceeds are paid to or through a non-United States office of a broker that is not a United States person and does not have certain specified United States connections (a “United States Related Person”), a Non-United States Holder will not be subject to backup withholding tax or information reporting.

•	If the proceeds are paid to or through a non-United States office of a broker that is a United States person or a United States Related Person, a Non-United States Holder generally will be subject to information reporting (but generally not backup withholding tax) unless the Non-United States Holder certifies under penalties of perjury that it is not a United States person (usually on an IRS Form W-8BEN) or otherwise establishes an exemption.

Any amounts withheld under the backup withholding tax rules will be allowed as a refund or a credit against the Non-United States Holder’s United States federal income tax liability, provided the required information is furnished to the IRS.

UNDERWRITING

We are offering the notes described in this prospectus supplement through the underwriter, Banc of America Securities LLC. We have entered into a firm commitment underwriting agreement with the underwriter. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase all of the $200,000,000 aggregate principal amount of notes offered hereby.

The underwriting agreement is subject to a number of terms and conditions and provides that the underwriter must buy all of the notes if it buys any of them. The underwriter will sell the notes to the public when and if the underwriter buys the notes from us.

The underwriter will offer the notes to the public at the public offering price specified on the cover page of this prospectus supplement. If all the notes are not sold at the public offering price, the underwriter may change the public offering price and any other selling terms. The notes are offered subject to a number of conditions, including:

•	receipt and acceptance of the notes by the underwriter; and

•	the underwriter’s right to reject orders in whole or in part.

Over-Allotment Option.  We have granted the underwriter an over-allotment option to purchase up to $30,000,000 aggregate principal amount of additional notes at the same price per share as it is paying for the notes. These additional notes would cover sales of notes by the underwriter that exceed $200,000,000. The underwriter may exercise this option at any time, and from time to time, in whole or in part, provided that any exercise of this option must close within 13 days from and including the first issuance of notes.

Stabilization.  In connection with this offering, the underwriter may engage in stabilizing transactions, short sales and syndicate covering transactions. Stabilizing transactions involve bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while this offering is in progress. Stabilizing transactions may include making short sales of the notes, which involves the sale by the underwriter of a greater number of notes than it is required to purchase in this offering, and purchasing notes from us or on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriter’s over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions.

The underwriter may close out any covered short position either by exercising its over-allotment option, in whole or in part, or by purchasing notes in the open market. In making this determination, the underwriter will consider, among other things, the price of notes available for purchase in the open market compared to the price at which the underwriter may purchase notes through the over-allotment option.

A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the notes in the open market that could adversely affect investors who purchased in this offering. To the extent that the underwriter creates a naked short position, it will purchase notes in the open market to cover the position.

These activities may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result of these activities, the price of the notes may be higher than the price that otherwise might exist in the open market. If the underwriter commences the activities, it may discontinue them at any time.

Lock-up Agreements.  We and our directors and executive officers have entered into lock-up agreements with the underwriter. Under these agreements, subject to exceptions, we may not issue any new shares of Class A Common Stock, and those holders of stock and options may not, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of or hedge any Class A Common Stock or securities convertible into or exchangeable for shares of Class A Common Stock, or publicly announce the intention to do any of the foregoing, without the prior written consent of Banc of America Securities LLC for a period of 30 days from the date of this prospectus supplement. This consent may be given at any time without public notice. In addition, during this 30-day period, we have also agreed not to file any registration statement for, and each of our directors and executive officers has agreed not to make any demand for, or exercise any right of, the registration of, any shares of Class A Common Stock or any securities convertible into or exercisable or exchangeable for Class A Common Stock without the prior written consent of Banc of America Securities LLC.

Indemnification.  We will indemnify the underwriter against some liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriter may be required to make in respect of those liabilities.

Conflicts/Affiliates.  The underwriter and its affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us and our affiliates for which services they have received, and may in the future receive, customary fees. Bank of America, N.A., is a lender under the Company’s $75 million Loan and Security Agreement dated as of October 26, 2006, as amended. In addition, the underwriter and its affiliates have owned, currently own or may own, our securities or those of our affiliates.

The underwriter intends to comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers notes or has in its possession or distributes the prospectus supplement and the accompanying prospectus or any other material.

European Economic Area.  In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of the notes to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) in any other circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State; and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

No prospectus (including any amendment, supplement or replacement thereto) has been prepared in connection with the offering of the notes that has been approved by the Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers; no notes have been offered or sold and will be offered or sold, directly or indirectly, to the public in France except to permitted investors (“Permitted Investors”) consisting of persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) acting for their own account and/or investors belonging to a limited circle of investors (cercle restreint d’investisseurs) acting for their own account, with “qualified investors” and “limited circle of investors” having the meaning ascribed to them in Articles L. 411-2, D. 411-1, D. 411-2, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the French Code Monétaire et Financier and applicable regulations thereunder; none of this prospectus supplement, accompanying prospectus or any other materials related to the offering or information contained herein or therein relating to the notes has been released, issued or distributed to the public in France except to Permitted Investors; and the direct or indirect resale to the public in France of any notes acquired by any Permitted Investors may be made only as provided by Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the French Code Monétaire et Financier and applicable regulations thereunder.

The underwriter acknowledges and agrees that:

(i) it has not offered or sold and will not offer or sell the notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (the “FSMA”) by the Company;

(ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

The offering of the notes has not been cleared by the Italian Securities Exchange Commission (Commissione Nazionale per le Società e la Borsa, the “CONSOB”) pursuant to Italian securities legislation and, accordingly, the underwriter has represented and agreed that the notes may not and will not be offered, sold or delivered, nor may or will copies of the prospectus supplement, accompanying prospectus or any other documents relating to the notes be distributed in Italy, except (i) to professional investors (operatori qualificati), as defined in Article 31, second paragraph, of CONSOB Regulation No. 11522 of July 1, 1998, as amended, (the “Regulation No. 11522”), or (ii) in other circumstances which are exempted from the rules on solicitation of investments pursuant to Article 100 of Legislative Decree No. 58 of February 24, 1998 (the “Financial Service Act”) and Article 33, first paragraph, of CONSOB Regulation No. 11971 of May 14, 1999, as amended.

Any offer, sale or delivery of the notes or distribution of copies of the notes or any other document relating to the notes in Italy may and will be effected in accordance with all Italian securities, tax, exchange control and other applicable laws and regulations, and, in particular, will be: (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Financial Services Act, Legislative Decree No. 385 of September 1, 1993, as amended (the “Italian Banking Law”), Regulation No. 11522, and any other applicable laws and regulations; (ii) in compliance with Article 129 of the Italian Banking Law and the implementing guidelines of the Bank of Italy; and (iii) in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.

Any investor purchasing the notes in the offering is solely responsible for ensuring that any offer or resale of the notes it purchased in the offering occurs in compliance with applicable laws and regulations.

The prospectus supplement and accompanying prospectus and the information contained therein are intended only for the use of its recipient and, unless in circumstances which are exempted from the rules on solicitation of investments pursuant to Article 100 of the “Financial Service Act” and Article 33, first paragraph, of CONSOB Regulation No. 11971 of May 14, 1999, as amended, is not to be distributed, for any reason, to any third party resident or located in Italy. No person resident or located in Italy other than the original recipients of this document may rely on it or its content.

Italy has only partially implemented the Prospectus Directive, the provisions under the heading “European Economic Area” above shall apply with respect to Italy only to the extent that the relevant provisions of the Prospectus Directive have already been implemented in Italy.

Insofar as the requirements above are based on laws which are superseded at any time pursuant to the implementation of the Prospectus Directive, such requirements shall be replaced by the applicable requirements under the Prospectus Directive.

VALIDITY OF THE SECURITIES

Certain legal matters in connection with the notes and of the shares of Class A Common Stock issuable upon conversion of the notes will be passed upon for Alpharma Inc. by Kirkland & Ellis LLP. The underwriter has been advised by Cleary Gottlieb Steen & Hamilton LLP in connection with this offering.

EXPERTS

The consolidated financial statements of Alpharma Inc. and its subsidiaries as of, and for the two years ended, December 31, 2006 and 2005 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in “Management’s Report on Internal Control over Financial Reporting” in our Annual Report on Form 10-K filed on March 1, 2007) as of December 31, 2006, incorporated by reference into this prospectus supplement, have been audited by BDO Seidman, LLP, an independent registered public accounting firm, as stated in their reports incorporated by reference herein.

The consolidated financial statements of Alpharma Inc. and its subsidiaries for the year ended December 31, 2004 incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Alpharma Inc.

Debt Securities
Preferred Stock
Class A Common Stock

Alpharma Inc., from time to time, may offer to sell senior or subordinated debt securities, preferred stock and Class A Common Stock. The debt securities and preferred stock may be convertible into or exercisable or exchangeable for our Class A Common Stock, our preferred stock, our other securities or the debt or equity securities of one or more other entities. Our Class A Common Stock is listed on the New York Stock Exchange and trades under the ticker symbol “ALO”.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated March 14, 2007

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You can inspect and copy these reports, proxy statements and other information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You can obtain copies of these materials from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Alpharma Inc.’s SEC filings will also be available to you on the SEC’s website at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our Class A Common Stock is listed.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the documents.

Incorporation of Certain Information by Reference

The SEC allows the “incorporation by reference” of the information filed by us with the SEC into this prospectus, which means that important information can be disclosed to you by referring you to those documents and those documents will be considered part of this prospectus. Information that we file later with the SEC will automatically update and supersede the previously filed information. The documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein, other than any information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or as otherwise permitted by Commission rules and regulations:

1. Our annual report on Form 10-K for the year ended December 31, 2006 filed on March 1, 2007.

2. Our proxy statement on Schedule 14A filed on April 27, 2006.

3. Description of our common stock contained in our registration statement on Form 8-A filed on June 22, 1995.

If you make a request for such information in writing or by telephone, we will provide you, without charge, a copy of any or all of the information incorporated by reference into this prospectus. Any such request should be directed to:

Alpharma Inc.
One Executive Drive
Fort Lee, New Jersey 07024
(201) 947-7774
Attention: Investor Relations

You should rely only on the information contained in, or incorporated by reference in, this prospectus or in any other offering material provided by us or any underwriter or agent that we may from time to time retain. We have not authorized anyone else to provide you with different or additional information. This prospectus does not offer to sell or solicit any offer to buy any securities in any jurisdiction where the offer or sale is unlawful. You should not assume that the information in this prospectus or in any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document.

ii

Disclosure Regarding Forward-Looking Statements

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially include those described in our annual report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference in this prospectus. We urge you to review carefully the sections “Risk Factors” in this prospectus and in our annual report on Form 10-K for the year ended December 31, 2006 for a more complete discussion of the risks of an investment in the securities.

iii

Alpharma Inc.

We are a global specialty pharmaceutical company that develops, manufactures and markets pharmaceutical products for humans and animals. We market one branded pharmaceutical prescription product that is contract manufactured by a third party, a pain medication sold under the trademark KADIAN, in the U.S. We manufacture and market a line of fermentation-based active pharmaceutical ingredients and one chemically synthesized active pharmaceutical ingredient (collectively “APIs”) that are used primarily by third parties in the manufacturing of finished dose products. We manufacture and market animal health products in over 100 formulations and dosage forms. We presently conduct business in more than 80 countries and have approximately 1,400 employees in over 20 countries.

We were originally organized as A.L. Laboratories, Inc., a wholly owned subsidiary of Apothekernes Laboratorium A.S., a Norwegian healthcare company (the predecessor company to A.L. Industrier ASA; formerly our controlling stockholder). In 1994, we acquired the complementary human pharmaceutical and animal health business of our parent company and subsequently changed our name to Alpharma Inc. to operate worldwide as one corporate entity. Our Class A Common Stock is listed on the New York Stock Exchange under the symbol “ALO”. Our headquarters and principal executive offices are located at One Executive Drive, Fort Lee, New Jersey 07024. Our telephone number is (201) 947-7774.

You can get more information regarding our business by reading our most recent Annual Report on Form 10-K and the other reports we file with the SEC. See “Where You Can Find More Information.”

Description of Securities We May Offer

Debt Securities

We may offer secured or unsecured debt securities, which may be convertible into or exchangeable for our Class A Common Stock, our preferred stock, our other securities or the debt or equity securities of one or more other entities. Our debt securities will be issued under an indenture to be entered into between us and a trustee to be named at the time of an offering.

We have summarized certain general features of the debt securities from the indenture. A form of indenture is attached as an exhibit to the registration statement of which this prospectus forms a part. The following description of the terms of the debt securities sets forth certain general terms and provisions. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities will be described in the related prospectus supplement. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the related prospectus supplement and to the following description.

General

The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The debt securities may be issued in one or more series as may be authorized from time to time.

Reference is made to the applicable prospectus supplement for the following terms of the debt securities (if applicable):

•	title and aggregate principal amount;

•	whether the securities will be senior or subordinated in right of payment to other obligations;

•	applicable subordination provisions, if any;

•	conversion or exchange into other securities;

•	whether securities issued by us will be secured or unsecured, and if secured, a description of the collateral;

•	percentage or percentages of principal amount at which such securities will be issued;

•	maturity date(s);

•	interest rate(s) or the method for determining the interest rate(s);

•	dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

•	redemption (including upon a “change of control”) or early repayment provisions;

•	authorized denominations, including minimum denominations;

•	form;

•	amount of discount or premium, if any, with which such securities will be issued;

•	whether such securities will be issued in whole or in part in the form of one or more global securities;

•	identity of the depositary for global securities;

•	whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

•	terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

•	any covenants applicable to the particular debt securities being issued;

•	any defaults and events of default applicable to the particular debt securities being issued;

•	currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such securities will be payable;

•	time period within which, the manner in which and the terms and conditions upon which the purchaser of the securities can select the payment currency;

•	securities exchange(s) on which the securities will be listed, if any;

•	whether any underwriter(s) will act as market maker(s) for the securities;

•	extent to which a secondary market for the securities is expected to develop;

•	events of default with respect to the securities and the right of the trustee or the holders to declare the principal, premium and interest with respect to such securities to be due and payable;

•	provisions relating to covenant defeasance and legal defeasance;

•	provisions relating to satisfaction and discharge of the securities and related obligations under the indenture;

•	provisions relating to the amendment or modification of the indenture both with and without the consent of holders of debt securities issued under the indenture; and

•	additional terms not inconsistent with the provisions of the indenture.

One or more series of debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement.

Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional United States federal income tax considerations will be set forth in the applicable prospectus supplement.

The term “debt securities” includes debt securities denominated in U.S. dollars or, if specified in the applicable prospectus supplement, in any other freely transferable currency or units based on or relating to foreign currencies.

We expect most debt securities to be issued in fully registered form. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the office of the trustee maintained in the Borough of Manhattan, The City of New York or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

The indenture, the debt securities shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the principles thereof relating to conflicts of law.

Preferred Stock

The following briefly summarizes some of the material terms of the preferred stock we may issue, the specific terms of which will be disclosed in an accompanying prospectus supplement. You should read the particular terms of any series of preferred stock offered by us, which will be described in more detail in any prospectus supplement relating to such series, together with the more detailed provisions of our amended and restated certificate of incorporation and the certificate of designation relating to each particular series of preferred stock for provisions that may be important to you. Our amended and restated certificate of incorporation is an exhibit to our Annual Report on Form 10-K, which is incorporated by reference into the registration statement of which this prospectus forms a part. The certificate of designation relating to the particular series of preferred stock offered by an accompanying prospectus supplement and this prospectus will be filed as an exhibit to a document incorporated by reference in the registration statement. The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of preferred stock being offered.

As of the date of this prospectus, we are authorized to issue up to 500,000 shares of preferred stock, par value $1.00 per share, none of which is outstanding. Under our amended and restated certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series, and to establish from time to time a series of preferred stock with the following terms specified:

•	the number of shares to be included in the series;

•	the designation, powers, preferences and rights of the shares of the series; and

•	the qualifications, limitations or restrictions of such series.

Prior to the issuance of any series of preferred stock, our board of directors will adopt resolutions creating and designating the series as a series of preferred stock and the resolutions will be filed in a certificate of designation as an amendment to the amended and restated certificate of incorporation. The term “board of directors” includes any duly authorized committee.

The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. Our board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose. Examples of proper corporate purposes include issuances to obtain additional financing in connection with acquisitions or otherwise, and issuances to our or our subsidiaries’ officers, directors and employees pursuant to benefit plans or otherwise. Shares of preferred stock we issue may have the effect of rendering more difficult or discouraging an acquisition of us deemed undesirable by our board of directors.

The preferred stock will be, when issued, fully paid and nonassessable.

The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock will be named in the prospectus supplement relating to such series.

Rank

Unless otherwise specified in the prospectus supplement relating to the shares of a series of preferred stock, such shares will rank on an equal basis with each other series of preferred stock and prior to the Class A Common Stock as to dividends and distributions of assets.

Dividends

Holders of each series of preferred stock will be entitled to receive cash dividends when, as and if declared by our board of directors out of funds legally available for dividends. The rates and dates of payment of dividends will be set forth in the prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock as they appear on our books or, if applicable, the records of the registrar on the record dates fixed by the board of directors. Dividends on a series of preferred stock may be cumulative or noncumulative.

We may not declare, pay or set apart for payment dividends on the preferred stock unless full dividends on other series of preferred stock that rank on an equal or senior basis have been paid or sufficient funds have been set apart for payment for:

•	all prior dividend periods of other series of preferred stock that pay dividends on a cumulative basis; and

•	the immediately preceding dividend period of other series of preferred stock that pay dividends on a noncumulative basis.

Partial dividends declared on shares of preferred stock and each other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for each series of preferred stock.

Similarly, we may not declare, pay or set apart for payment non-stock dividends or make other payments on the Class A Common Stock or any other of our stock ranking junior to the preferred stock until full dividends on the preferred stock have been paid or set apart for payment for:

•	all prior dividend periods if the preferred stock pays dividends on a cumulative basis; and

•	the immediately preceding dividend period if the preferred stock pays dividends on a noncumulative basis.

Conversion and Exchange

The prospectus supplement for a series of preferred stock will state the terms, if any, on which shares of that series are convertible into or exchangeable for shares of our Class A Common Stock, other series of our preferred stock, our other securities or the debt or equity securities of one or more other entities.

Redemption and Sinking Fund

If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at our option or the option of the holder thereof and may be mandatorily redeemed. Any partial redemptions of preferred stock will be made in a way that the board of directors decides is equitable.

Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

No series of preferred stock will receive the benefit of a sinking fund except as set forth in the applicable prospectus supplement.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount set forth in the prospectus supplement relating to such series of preferred stock, plus an amount equal to any accrued and unpaid dividends. Such distributions will be made before any distribution is made on any securities ranking junior relating to liquidation, including common stock.

If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of such series and such other securities will share in any such distribution of our available assets on a ratable basis in proportion to the full liquidation preferences. Holders of such series of preferred stock will not be entitled to any other amounts from us after they have received their full liquidation preference.

Voting Rights

•	The holders of shares of preferred stock will have no voting rights, except:

•	as otherwise stated in the prospectus supplement;

•	as otherwise stated in the certificate of designation establishing such series; and

•	as required by applicable law.

Class A Common Stock

The following description of our Class A Common Stock is only a summary. We encourage you to read our amended and restated certificate of incorporation, which is an exhibit to our Annual Report filed on Form 10-K, which is incorporated by reference into the registration statement of which this prospectus forms a part. As of the date of this prospectus, we are authorized to issue up to 75,000,000 shares of Class A Common Stock, $0.20 par value per share. As of February 28, 2007, we had 43,172,288 shares of our Class A Common Stock outstanding.

Until December 28, 2006, A.L. Industrier ASA (“Industrier”) had voting power that provided it with effective control of our company through its ownership of our Class B Common Stock. On December 28, 2006, two of our wholly owned subsidiaries purchased all of our outstanding Class B Common Stock from Industrier. Control of our company now rests with the holders of the Class A Common Stock, acting by the majority applicable under Delaware law and our charter documents.

Liquidation Rights

Upon voluntary or involuntary liquidation, dissolution or winding up, the holders of our Class A common stock effectively share ratably in the assets remaining after payments to creditors and provision for the preference of any preferred stock.

Dividends

Except as otherwise provided by the Delaware General Corporation Law or our amended and restated certificate of incorporation, the holders of our Class A Common Stock, subject to the rights of holders of any series of preferred stock, shall share ratably in all dividends as may from time to time be declared by our board of directors in respect of our common stock out of funds legally available for the payment thereof and payable in cash, stock or otherwise, and in all other distributions (including, without limitation, our (voluntary or involuntary) dissolution, liquidation and winding up) after payment of liabilities and liquidation preference on any outstanding preferred stock.

Voting Rights

Except as otherwise provided by the Delaware General Corporation Law or our certificate of incorporation and subject to the rights of holders of any series of preferred stock, all the voting power of our stockholders is vested in the holders of our common stock. Each holder of our Class A Common Stock has one vote for each share held by such holder on all matters voted upon by our stockholders. Because our Class B Common Stock is owned by our subsidiaries, it cannot be voted.

Conversion and Exchange

Our Class A Common Stock is not convertible into, or exchangeable for, any other class or series of our capital stock.

Miscellaneous

Holders of our common stock have no preemptive or other rights to subscribe for or purchase additional securities of ours. We have elected not to be subject to Section 203 of the General Corporation Law of Delaware. Shares of our common stock are not subject to calls or assessments. All of the outstanding shares of our Class A Common Stock are fully paid and nonassessable. Our currently outstanding Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol “ALO”.

Ratios of Earnings to Fixed Charges

The following are the unaudited consolidated ratios of earnings to fixed charges for each of the years in the five-year period ended December 31, 2002, 2003, 2004, 2005 and 2006. We have not presented the Ratio of Combined Fixed Charges and Preference Dividends to Earnings because we currently have no preference securities outstanding.

	Year Ended December 31,
	2006	2005	2004(1)	2003	2002(1)

Ratio of Earnings to Fixed Charges	24.72	1.85	1.04	—	—

(1)	Earnings in 2002 and 2003 were not sufficient to cover fixed charges. The deficiency of earnings was $242,777 in 2002 and $21,045 in 2003.

Use of Proceeds

We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement.

Validity of the Securities

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities may be passed upon for us by Kirkland & Ellis LLP, New York, New York.

Experts

The consolidated financial statements of Alpharma Inc. and its subsidiaries as of and for the years ended December 31, 2005 and 2006 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 (which is included in “Management’s Report on Internal Control over Financial Reporting”) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2006, have been so incorporated in reliance on the reports of BDO Seidman, LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Alpharma Inc. and its subsidiaries for the year ended December 31, 2004 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2006, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$200,000,000

Alpharma Inc.

     % Convertible Senior
Notes due 2027

PROSPECTUS
March   , 2007

Banc of America Securities LLC